Exhibit 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

GMH COMMUNITIES TRUST,

GMH COMMUNITIES, INC.,

GMH COMMUNITIES, LP,

AMERICAN CAMPUS COMMUNITIES, INC.,

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP,

AMERICAN CAMPUS ACQUISITION LLC

AND

AMERICAN CAMPUS ACQUISITION LIMITED PARTNERSHIP LP

Dated as of February 11, 2008

i

ii

EXHIBIT A	–	Securities Purchase Agreement
EXHIBIT B	–	Knowledge of the Company
EXHIBIT C	–	Knowledge of Parent
EXHIBIT D	–	Form of Reed Smith Tax Opinion
EXHIBIT E	–	Form of Locke Lord Bissell & Liddell Tax Opinion
EXHIBIT F	–	Fidelity Contribution Agreement
EXHIBIT G	–	Disposition Assets
EXHIBIT H	–	Form of Affiliate Letter
EXHIBIT I	–	Joint Venture Lender Consents

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 11, 2008 (this “Agreement”), is made and entered into by and among GMH Communities Trust, a Maryland real estate investment trust (the “Company”), GMH Communities, Inc., a wholly-owned subsidiary of the Company and a Delaware corporation (the “Delaware Company”), GMH Communities, LP, a Delaware limited partnership (the “Company Operating Partnership” and, together with the Company and the Delaware Company, the “Company Parties”), American Campus Communities, Inc., a Maryland corporation (“Parent”), American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Parent Operating Partnership”), American Campus Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Parent Operating Partnership (“REIT Merger Sub”), and American Campus Acquisition Limited Partnership LP, a Delaware limited partnership (“Partnership Merger Sub”, and together with Parent, the Parent Operating Partnership and REIT Merger Sub, the “Parent Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of REIT Merger Sub with and into the Company (the “REIT Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the parties also wish to effect a merger of the Company with and into the Delaware Company (the “Reincorporation Merger”) on the terms and conditions set forth in this Agreement and in accordance with Title 8 of the Maryland REIT Law and Section 253 of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the parties further wish to effect a merger of Partnership Merger Sub with and into the Company Operating Partnership (the “Partnership Merger” and, together with the REIT Merger and the Reincorporation Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”);

WHEREAS, the Board of Trustees of the Company (the “Company Board”) has approved this Agreement, the REIT Merger, the Reincorporation Merger and the other Contemplated Transactions and declared that the REIT Merger, the Reincorporation Merger and the other Contemplated Transactions are advisable on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Delaware Company has approved this Agreement, the Reincorporation Merger, the Partnership Merger and the other Contemplated Transactions and declared that the Reincorporation Merger, the Partnership Merger and the other Contemplated Transactions are advisable on the terms and subject to the conditions set forth herein;

WHEREAS, GMH GP Trust, a Delaware trust (the “General Partner”), as the sole general partner of the Company Operating Partnership, has approved this Agreement, the Partnership Merger and the other Contemplated Transactions and deemed it advisable for the Company Operating Partnership and its limited partners to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), on behalf of Parent for itself and as the sole member of the sole general partner of the Parent Operating Partnership and as the sole member of REIT Merger Sub, as the sole general partner of the Partnership Merger Sub, has approved this Agreement and the Mergers and the other Contemplated Transactions to which the Parent Parties are a party and declared that this Agreement and the Mergers are advisable on the terms and subject to the conditions set forth herein;

WHEREAS, on the date hereof, the Company, the Company Operating Partnership and Balfour Beatty, Inc., a U.S. subsidiary of Balfour Beatty plc (“Balfour Beatty”), entered into that certain Securities Purchase Agreement, a copy of which is attached hereto as Exhibit A (the “Securities Purchase Agreement”) whereby the Company has agreed to sell all of its membership interests in GMH AF Housing Construction LLC and the Company Operating Partnership has agreed to sell all of its membership interests in GMH Housing Investments, LLC, a Delaware limited liability company (“Military Housing Investments”), and all of its common stock in GMH Communities TRS, Inc, a Delaware corporation (the “Company TRS”), to Balfour Beatty (collectively, the “Interest Sale”);

WHEREAS, prior to the consummation of the Interest Sale, the Company TRS shall distribute all of the capital stock of College Park Management TRS, Inc., a Delaware corporation (“CPM TRS”), to the Company Operating Partnership (the “CPM TRS Distribution”);

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the REIT Merger will be treated as a taxable sale by the shareholders of the Company of all of the Company Common Shares to the Parent Operating Partnership in exchange for the consideration provided for in Article III to be provided to the shareholders of the Company (the “REIT Merger Consideration”);

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Partnership Merger will be treated as a taxable sale of interests in the Company Operating Partnership to the extent of interests exchanged for cash or Parent Common Shares, and a tax-deferred contribution pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent of interests exchanged for interests in the Parent Operating Partnership; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                                Definitions.

(a)                                  For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (i) merger, consolidation or similar transaction involving the Company, the Company Operating Partnership or any of the Student Housing Subsidiaries, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or its Subsidiaries representing 20% or more of the fair market value of the assets of the Company and its Subsidiaries (other than the Military Housing Subsidiaries), taken as a whole, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding securities of the Company, (iv) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Shares, (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its Subsidiaries or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Contemplated Transactions or any proposal for a transaction involving solely the Military Housing Subsidiaries or the assets thereof.

“Action” means any claim, action, suit, proceeding, arbitration, mediation, inquiry or other investigation.

“Affiliate” or “affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Asset Sales” means the dispositions of the Disposition Assets in accordance with Section 7.15 and Exhibit G.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required to, or authorized to, close in The City of New York.

“Certificate” means any certificate representing Company Common Shares.

“Company Common Shares” means common shares of beneficial interest, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the sections contained in this Agreement;

provided, however, that, except as otherwise set forth herein, the disclosure of any fact or item in any section of such disclosure schedule shall be deemed to be disclosed with respect to any other section under which such disclosure is relevant as and to the extent it is reasonably clear on the face of the Company Disclosure Schedule that such items applies to such other section. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

“Company Material Adverse Effect” means any state of facts, event, circumstance, development, change or effect (each, a “Change”) that (i) is materially adverse to the business, assets, properties, financial condition or results of operations of the Company and the Company Operating Partnership (in each case, other than the Military Housing Subsidiaries) and the Student Housing Subsidiaries, taken as a whole, excluding any such Change occurring after the date hereof and resulting from (A) any Change in general economic or business conditions, except to the extent and only to the extent that such Change has a disproportionate impact on the Company and the Company Operating Partnership (in each case, other than the Military Housing Subsidiaries) and the Student Housing Subsidiaries (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, (B) any Change in financial or securities market conditions generally, including Changes in interest or exchange rates, except to the extent and only to the extent that such Change has a disproportionate impact on the Company and the Company Operating Partnership (in each case, other than the Military Housing Subsidiaries) and the Student Housing Subsidiaries (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, (C) any Change generally affecting the business or industry in which the Company and the Company Operating Partnership (in each case, other than the Military Housing Subsidiaries) and the Student Housing Subsidiaries (taken as a whole) operate, except and only to the extent that such Change has a disproportionate impact on the Company and the Company Operating Partnership (in each case, other than the Military Housing Subsidiaries) and the Student Housing Subsidiaries (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, (D) any Change in legal, political or regulatory conditions generally or in any geographic region in which any of the Student Housings Subsidiaries operates that, in each such case, generally impacts the student housing industry, except and only to the extent that such Change has a disproportionate impact on the Company and the Company Operating Partnership (in each case, other than the Military Housing Subsidiaries) and the Student Housing Subsidiaries (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, (E) the negotiation, announcement of the execution or the performance of this Agreement, the Securities Purchase Agreement or the Fidelity Contribution Agreement, (F) any Change arising from the compliance with the terms of, or the taking of any action permitted by, this Agreement, (G) Changes in Law or GAAP, in each case applicable to the student housing industry, except and only to the extent that such event has a disproportionate impact on the Company and the Company Operating Partnership (in each case, other than the Military Housing Subsidiaries) and the Student Housing Subsidiaries (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, or (H) acts of God, casualty, fire, flood, hurricane, earthquake, other severe weather, natural disaster, terrorism, act of war (whether declared or undeclared), except and only to the extent that such event has a disproportionate impact on the Company and the Company Operating Partnership (in each case, other than the Military Housing Subsidiaries) and the Student Housing Subsidiaries (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, or (ii) would prevent the Company and/or its Subsidiaries from consummating the Contemplated Transactions or performing their respective obligations hereunder.

“Company Operating Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Company Operating Partnership, dated as of November 2, 2004, and as amended to date, by and among the General Partner and the limited partners set forth on the signature pages thereto.

“Contemplated Transactions” means, collectively, the Mergers, the Asset Sales, the Interest Sale, the CPM TRS Distribution and all other transactions contemplated hereby.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Fidelity Contribution Agreement” means the Contribution Agreement, dated as of the date hereof, a copy of which is attached hereto as Exhibit F.

“Fidelity Joint Venture” means ACC/GF III Student Housing Associates III, LLC, a Delaware limited liability company.

“Governmental Authority” means any United States, foreign, territorial, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Intellectual Property” means United States and international (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“Knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit B.

“Knowledge of Parent” means the actual knowledge of those individuals listed on Exhibit C.

“Law” means any United States, foreign, territorial, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Liens” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind (other than licenses of

Intellectual Property or similar agreements relating to Intellectual Property which are not intended to secure an obligation) in respect to such asset.

“Military Housing Subsidiaries” means, collectively, the Company TRS, Military Housing Investments, GMH AF Housing Construction, LLC and any Person owned directly or indirectly in whole or in part thereby (other than CPM TRS).

“Military Housing TRS” means GMH Military Housing LLC.

“Parent Common Shares” means shares of common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the sections contained in this Agreement; provided, however, that, except as otherwise set forth herein, the disclosure of any fact or item in any section of such disclosure schedule shall be deemed to be disclosed with respect to any other section under with such disclosure is relevant as and to the extent it is reasonably clear on the face of the Parent Disclosure Schedule that such items applies to such other section. Nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Parent Parties made herein

“Parent Material Adverse Effect” means any Change (i) is materially adverse to the business, assets, properties, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any such Change occurring after the date hereof and resulting from (A) any Change in general economic or business conditions, except to the extent and only to the extent that such Change has a disproportionate impact on Parent and its Subsidiaries (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, (B) any Change in financial or securities market conditions generally, including Changes in interest or exchange rates, except to the extent and only to the extent that such Change has a disproportionate impact on Parent and its Subsidiaries (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, (C) any Change generally affecting the business or industry in which Parent and its Subsidiaries operate, except to the extent and only to the extent that such Change has a disproportionate impact on Parent and its Subsidiaries (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, (D) any Change in legal, political or regulatory conditions generally or in any geographic region in which Parent or its Subsidiaries operate that, in each such case, generally impacts the student housing industry, except to the extent and only to the extent that such Change has a disproportionate impact on Parent and its Subsidiaries (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, (E) the negotiation, announcement of the execution or the performance of this Agreement, the Securities Purchase Agreement or the Fidelity Contribution Agreement, (F) any Change arising from the compliance with the terms of, or the taking of any action permitted by, this Agreement, (G) Changes in Law or GAAP, in each case applicable to the student housing industry, except to the extent and only to the extent that such Change has a disproportionate impact on Parent and its Subsidiaries (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, or (H) acts of God, casualty, fire, flood, hurricane, earthquake, other severe weather, natural disaster, terrorism, act of war (whether declared or undeclared) and the like, except to the extent and only to the extent that such Change has a disproportionate impact on Parent and its Subsidiaries, (taken as a whole) relative to other persons or participants in the student housing industry that operate in the geographic regions affected by such Change, or (ii) would prevent Parent and its Subsidiaries from consummating the Contemplated Transactions or performing their respective obligations hereunder.

“Parent Plan” means any of the following maintained by Parent or its Subsidiaries:  (i) “employee welfare plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of the ERISA); (ii) retirement or deferred compensation plan, incentive compensation plan, stock plan, profit sharing, unemployment compensation plan, vacation pay, severance pay, post employment, supplemental employment or unemployment benefit plan or arrangement, bonus or benefit arrangement, insurance (including any self insurance) or hospitalization program or any other fringe or other benefit or compensation plans, programs or arrangements for any current or former employee, trustee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, or any other “employee benefit plan” (as defined in Section 3(3) of ERISA); or (iii) employment, severance, termination, consultancy or other similar agreement.

“Parent Operating Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Parent Operating Partnership, dated as of August 17, 2004, by and among the American Campus Communities Holdings LLC and the limited partners set forth on the signature pages thereto, as amended.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government, or political subdivision, agency or instrumentality of a government.

“Prime Rate” means the rate of interest per annum announced from time to time by Citibank, N.A. (or any successor bank) at its principal office in New York City as its prime or base rate.

“Qualifying Acquisition Proposal” means an Acquisition Proposal, substituting for purposes of this definition 50% for the 20% threshold set forth in the definition of Acquisition Proposal.

“Settlement Agreement” means that certain Settlement Agreement and Mutual Release, dated as of December 30, 2007, by and between Twin City Fire Insurance Co., and the insurers named therein.

“Student Housing Subsidiaries” means, collectively, all Subsidiaries of the Company other than the Military Housing Subsidiaries.

“Subsidiary” of the Company, Parent or any other Person means a corporation, limited liability company, partnership, joint venture or other organization which:  (a) such Person is a subsidiary of such Person is a general partner or managing member of such organization, (b) is consolidated with such Person for GAAP reporting purposes; (c) the voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s subsidiaries; or (d) at least 10% of the equity, securities or other interests is directly or indirectly owned or controlled by such Person or by one or more of such Person’s subsidiaries.

“Superior Proposal” means an Acquisition Proposal (on its most recently amended and modified terms, if amended and modified, and except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced by “50%”) made by a Third Party that the Company Board determines (after taking into account any amendments to this Agreement entered into or which Parent irrevocably covenants to enter into) in its good faith judgment after taking into account all material legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof and the likelihood and timing of consummation (as compared to the Mergers) is, if consummated, superior from a financial point of view to the Company Shareholders than the Mergers.

“Tax Protection Agreement” means any agreement to which the Company or any of its Subsidiaries is a party and pursuant to which:  (a) any liability to holders of LP Units or GP Units may arise relating to Taxes, whether or not as a result of the consummation of the Contemplated Transactions; (b) in connection with the deferral of income Taxes of a holder of LP Units or GP Units, the Company, the Company Operating Partnership or any of the Student Housing Subsidiaries has agreed to (i) maintain a minimum level of debt or continue a particular debt, or (ii) retain or not dispose of assets for a period of time that has not since expired; or (c) limited partners of the Company Operating Partnership have guaranteed or otherwise assumed debt of the Company Operating Partnership.

“Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, capital gains, gross receipts, excise, property, sales (including, without limitation, hotel room sales and food and beverage sales), withholding, social security, occupation, use, service, license, payroll, employment, unemployment, disability, registration, value-added, tourism, franchise, transfer, recording, margin, gross margin, alternate or add-on minimum, or other tax of any kind whatsoever, including estimated taxes, imposed by any Governmental Authority or other taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(b)                                 The following terms have the meaning set forth in the sections set forth below:

Location of
Defined Terms	Definition
Acquisition Agreement	Section 7.04(d)
Adverse Recommendation Change	Section 7.04(d)
Agreement	Preamble
Applicable Documents	Section 4.08
Balfour Beatty	Recitals
Budget	Section 6.01(b)(v)

CERCLA	Section 4.15
Claim	Section 7.06(a)
Closing	Section 2.04
Closing Date	Section 2.04
Code	Recitals
Commitment Letter	Section 5.20
Common Unit Consideration	Section 3.03(a)
Company	Preamble
Company Affiliates	Section 7.19
Company Board	Recitals
Company Board Recommendation	Section 7.02
Company Bylaws	Section 4.01(a)
Company Charter	Section 4.01(a)
Company Common Share Merger Consideration	Section 3.01(c)
Company Confidentiality Agreement	Section 7.03(b)
Company Designee	Section 2.06(a)
Company Employee Benefit Plans	Section 4.12(a)
Company Expenses	Section 9.03(b)
Company Joint Venture Interests	Section 4.02(c)
Company Leases	Section 4.16(c)
Company Operating Partnership	Preamble
Company Option Plan	Section 3.01(e)
Company Parties	Preamble
Company Preferred Shares	Section 4.03(a)
Company Properties	Section 4.16(a)
Company Property	Section 4.16(a)
Company Restricted Shares	Section 3.01(e)
Company SEC Documents	Section 4.05(a)
Company Shareholder Approval	Section 7.02
Company Shareholder Meeting	Section 7.02
Company Termination Fee	Section 9.03(b)
Continuing Employees	Section 7.05(b)
Company Title Insurance Policy	Section 4.16(d)
Company TRS	Recitals
Counterproposal	Section 7.04(d)
CPM TRS	Recitals
CPM TRS Distribution	Recitals
D&O Cap	Section 7.06(d)
Debt Financing	Section 5.20
Delaware Company	Preamble
Delaware Merger Certificate	Section 2.03(a)
DGCL	Recitals
Disposition Assets	Section 7.15(a)
Distribution Amount	Section 6.01(b)(i)
DLLCA	Recitals
DOJ	Section 7.07(b)
Drop Dead Date	Section 9.01(b)
DRULPA	Recitals

DSOS	Section 2.03(a)
Election Form	Section 3.03(b)
Encumbrances	Section 4.16(a)
Environmental Laws	Section 4.15
Environmental Permits	Section 4.15(a)
ERISA	Section 4.12(a)
Exchange Act	Section 4.04(d)
Exchange Agent	Section 3.04(a)
Expenses	Section 7.06(a)
FTC	Section 7.07(b)
GAAP	Section 4.05(a)
General Partner	Recitals
Governmental Order	Section 9.01(b)
GP Units	Section 4.03(b)
Ground Lease	Section 4.16(c)
Ground Leases	Section 4.16(c)
Hazardous Materials	Section 4.15
HSR Act	Section 4.04(d)
Indebtedness	Section 4.07
Indemnified Parties	Section 7.06(a)
Indemnifying Parties	Section 7.06(a)
Intellectual Property Rights	Section 4.14
Interest Sale	Recitals
IRS	Section 4.11(b)
Loan Consents	Section 4.04(b)
Loan Documents	Section 4.04(b)
LP Units	Section 4.03(b)
Maryland Articles of Merger	Section 2.03(a)
Maryland REIT Law	Recitals
Material Contracts	Section 4.21(d)
Mergers	Recitals
Military Housing Investments	Recitals
NYSE	Section 3.05
Operating Partnership Cash Consideration	Section 3.03(a)
Other Filings	Section 4.04(d)
Parent	Preamble
Parent Applicable Documents	Section 5.08
Parent Board	Recitals
Parent Bylaws	Section 5.01(a)
Parent Cash Consideration	Section 3.01(c)
Parent Charter	Section 5.01(a)
Parent Confidentiality Agreement	Section 7.03(b)
Parent Expenses	Section 9.03(b)
Parent Joint Venture Interests	Section 5.02(b)
Parent Material Contracts	Section 5.17(d)
Parent Operating Partnership	Preamble
Parent Option Plan	Section 5.03(a)(ii)
Parent Parties	Preamble

Parent Preferred Shares	Section 5.03(a)(i)
Parent SEC Documents	Section 5.05(a)
Partnership Merger	Recitals
Partnership Merger Certificate	Section 2.03(c)
Partnership Merger Consideration	Section 3.03(a)
Partnership Merger Effective Time	Section 2.03(c)
Partnership Merger Sub	Preamble
Permits	Section 4.09
Permitted Liens	Section 4.16(d)
Post-Signing Returns	Section 7.11(b)
Pro Formas	Section 6.02(b)
Property Restrictions	Section 4.16(b)
Proxy Statement	Section 4.04(d)
Qualifying Income	Section 9.03(g)
Registration Statement	Section 4.04(d)
Reincorporation Articles of Merger	Section 2.03(b)
Reincorporation Merger	Recitals
Reincorporation Merger Effective Time	Section 2.03(b)
Reincorporation Merger Certificate	Section 2.03(b)
REIT	Section 4.11(b)
REIT Merger	Recitals
REIT Merger Consideration	Recitals
REIT Merger Effective Time	Section 2.03(a)
REIT Merger Sub	Preamble
Release	Section 4.15
Representatives	Section 7.04(a)
SDAT	Section 2.03(a)
SEC	Section 4.04(d)
Securities Act	Section 4.03(a)(ix)
Securities Purchase Agreement	Recitals
Share Consideration	Section 3.01(c)
SOX	Section 4.05(a)
Subsequent Determination	Section 7.04(d)
Surviving Company	Section 2.01(a)
Surviving Company Shares	Section 3.01(a)
Surviving Entity	Section 2.01(b)
Surviving Partnership	Section 2.01(c)
Surviving Partnership Agreement	Section 2.02(c)
Tax Returns	Section 4.11(a)
Third Party	Section 7.04(b)
Transfer Taxes	Section 7.08
Transfer Tax Returns	Section 7.08
Wachovia Securities	Section 4.18

Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                  when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b)                                 the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                                  references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of a statute, include any rules and regulations promulgated under the statute) and references to any section of any statute, rule or regulation include any successor to the section;

(f)                                    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)                                 the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)                                 references to a person are also to its successors and permitted assigns; and

(i)                                     the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
THE MERGERS

Section 2.01                                Mergers.

(a)                                  Subject to the terms and conditions of this Agreement, and in accordance with Title 8 of the Maryland REIT Law and Section 18-209 of the DLLCA, at the REIT Merger Effective Time, REIT Merger Sub and the Company shall consummate the REIT Merger pursuant to which (i) REIT Merger Sub shall be merged with and into the Company and the separate existence of REIT Merger Sub shall thereupon cease and (ii) the Company shall be the surviving entity in the REIT Merger (the “Surviving Company”). The REIT Merger shall have the effects specified in Section 8-501.1(o) of the Maryland REIT Law and Section 18-209(g) of the DLLCA.

(b)                                 Subject to the terms and conditions of this Agreement, and in accordance with Title 8 of the Maryland REIT Law and Section 253 of the DGCL, at the Reincorporation Merger Effective Time, the Company and the Delaware Company shall consummate the Reincorporation Merger pursuant to which (i) the Company shall be merged with and into the Delaware Company and the separate existence of the Company shall thereupon cease and (ii) the

Delaware Company shall be the surviving entity in the Reincorporation Merger (the “Surviving Entity”). The Reincorporation Merger shall have the effects specified in Section 8-501.1(o) of the Maryland REIT Law and Section 259 of the DGCL.

(c)                                  Subject to the terms and conditions of this Agreement, and in accordance with Section 17-211 of the DRULPA, at the Partnership Merger Effective Time, Partnership Merger Sub and the Company Operating Partnership shall consummate the Partnership Merger pursuant to which (i) the Partnership Merger Sub shall be merged with and into the Company Operating Partnership and the separate existence of the Partnership Merger Sub shall thereupon cease and (ii) the Company Operating Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects specified in Section 17-211(h) of the DRULPA.

Section 2.02                                Governing Documents.

(a)                                  The declaration of trust of the Company, as in effect immediately prior to the REIT Merger Effective Time, shall be the declaration of trust of the Surviving Company until thereafter amended as provided by Law.

(b)                                 The certificate of incorporation of the Delaware Company, as in effect immediately prior to the Reincorporation Merger Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter amended as provided by Law, and the bylaws of the Delaware Company, as in effect immediately prior to the Reincorporation Merger Effective Time, shall be the bylaws of the Surviving Entity.

(c)                                  The certificate of limited partnership of Partnership Merger Sub, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided by Law. The limited partnership agreement of Partnership Merger Sub, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with the provisions thereof and as provided by Law (the “Surviving Partnership Agreement”).

Section 2.03                                Effective Times.

(a)                                  At the Closing, REIT Merger Sub and the Company shall duly execute and file the Articles of Merger (the “Maryland Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the Maryland REIT Law and shall duly execute and file with the Secretary of State of Delaware (the “DSOS”) a certificate of merger (the “Delaware Merger Certificate”) in accordance with the DLLCA and shall make all other filings or recordings required under the Maryland REIT Law or the DLLCA to effect the REIT Merger. The REIT Merger shall become effective upon the later of (A) such time as the Maryland Articles of Merger have been accepted for record by the SDAT and (B) such time as the Delaware Merger Certificate has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in the Delaware Merger Certificate in accordance with the DLLCA and the Maryland Articles of Merger in accordance with the Maryland REIT Law as the effective time of the REIT Merger (the “REIT Merger Effective Time”).

(b)                                 At the Closing, the Company and the Delaware Company shall duly execute and file articles of merger (the “Reincorporation Articles of Merger”) with the SDAT in accordance with the Maryland REIT Law and shall duly execute and file with the DSOS a certificate of merger (the “Reincorporation Merger Certificate”) in accordance with the DGCL and shall make all other filings or recordings required under the Maryland REIT Law or the DGCL to effect the Reincorporation Merger. The Reincorporation Merger shall become effective upon the later of (A) such time as the Reincorporation Articles of Merger have been accepted for record by the SDAT and (B) such time as the Reincorporation Merger Certificate has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in the Reincorporation Merger Certificate in accordance with the DGCL and the Reincorporation Articles of Merger in accordance with the Maryland REIT Law as the effective time of the Reincorporation Merger (the “Reincorporation Merger Effective Time”).

(c)                                  At the Closing, immediately after the REIT Merger Effective Time, the Partnership shall file with the DSOS a certificate of merger (the “Partnership Merger Certificate”), executed in accordance with the applicable provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective promptly after the REIT Merger Effective Time upon such time as the Partnership Merger Certificate has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

Section 2.04                                Closing. The closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied at the Closing, which shall be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as may be mutually agreed to by the parties hereto.

Section 2.05                                Trustees and Officers of the Surviving Company; Directors and Officers of the Surviving Entity; General Partner.

(a)                                  Those parties designated by the REIT Merger Sub immediately prior to the REIT Merger Effective Time shall be the trustees of the Surviving Company and the officers of REIT Merger Sub immediately prior to the REIT Merger Effective Time, if any, shall be the officers of the Surviving Company, in each case to hold office until their successors are elected and qualified.

(b)                                 The trustees of the Surviving Company immediately prior to the Reincorporation Merger Effective Time shall be the directors of the Surviving Entity and the officers of the Surviving Company immediately prior to the Reincorporation Merger Effective Time, if any, shall be the officers of the Surviving Entity, in each case to hold office until their successors are elected and qualified.

(c)                                  The General Partner shall remain the general partner of the Surviving Partnership following the Partnership Merger Effective Time.

Section 2.06                                Parent Board Representation.

(a)                                  Immediately following the Partnership Merger Effective Time, the Parent Board shall be increased by one member and the Parent Board shall appoint Joseph M. Macchione to the Parent Board (the “Company Designee”), who shall serve until the next annual meeting of Parent’s stockholders in accordance with the organizational documents of Parent and who shall be nominated for reelection to the Parent Board at the next subsequent annual meeting of Parent’s stockholders.

(b)                                 The Company and Parent agree that in the event that the Company Designee is unable or otherwise fails to serve, for any reason, as a director of Parent at the Partnership Merger Effective Time, the Company shall have the right to designate another individual to serve as a director of Parent at the Partnership Merger Effective Time in place of such Company Designee (or if a vacancy shall be deemed to have occurred in respect thereof, the Company shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to Parent. Parent shall cause such designee of the Company to be elected to the Parent Board at the Partnership Merger Effective Time in place of such Company Designee.

ARTICLE III
EFFECTS OF THE MERGERS

Section 3.01                                Effects of REIT Merger on Shares and Membership Interests. As of the REIT Merger Effective Time, by virtue of the REIT Merger and without any action on the part of holders of any shares of beneficial interest of the Company or any holder of membership interests of REIT Merger Sub:

(a)                                  The entire membership interest of REIT Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall convert into one hundred issued and outstanding shares of common beneficial interest of the Surviving Company (the “Surviving Company Shares”).

(b)                                 Each Company Common Share that is owned by the Company, Parent or any of their respective Subsidiaries shall, immediately prior to the REIT Merger Effective Time, automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)                                  Each Company Common Share issued and outstanding immediately prior to the REIT Merger Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive (i) 0.07642 (as it may be adjusted pursuant to Section 3.01(d)) of a Parent Common Share (the “Share Consideration”), plus (ii) an amount in cash to be paid by Parent equal to $3.36, without interest (together with any cash in lieu of fractional shares as described in Section 3.04 and as such amount may be adjusted pursuant to Section 3.01(d), the “Parent Cash Consideration,” and together with the Share Consideration, the “Company Common Share Merger Consideration”).

(d)                                 Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the REIT Effective Time, the outstanding Parent Common Shares or Company Common Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, the Share Consideration and the Parent Cash Consideration shall be adjusted accordingly, without duplication, to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement prior to such event.

(e)                                  By virtue of the REIT Merger and without any action on the part of Parent, the Parent Operating Partnership, REIT Merger Sub, the Company or the holders of restricted Company Common Shares (the “Company Restricted Shares”) granted under the Company’s 2004 Equity Incentive Plan, as amended (the “Company Option Plan”), all Company Restricted Shares automatically shall become fully vested and free of any forfeiture restriction immediately prior to the REIT Merger Effective Time, and shall be considered Company Common Shares outstanding as of the REIT Merger Effective Time for all purposes of this Agreement, including receipt of the Company Common Share Merger Consideration.

Section 3.02                                Effect of Reincorporation Merger on Shares. As of the Reincorporation Merger Effective Time, by virtue of the Reincorporation Merger and without any action on the part of holders of any shares of beneficial interest of the Company or any holder of shares of common stock of the Delaware Company:

(a)                                  Each Surviving Company Share issued and outstanding immediately prior to the Reincorporation Merger Effective Time shall automatically be converted into one share of common stock of the Delaware Company.

(b)                                 The shares of common stock of the Delaware Company issued and outstanding immediately prior to the Reincorporation Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

Section 3.03                                Effect of Partnership Merger on Partnership Interests. As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interests of the Company Operating Partnership or of Partnership Merger Sub:

(a)                                  Each LP Unit issued and outstanding immediately prior to the Operating Partnership Merger Effective Time (other than LP Units held by the Company, the General Partner or any of the Company’s Subsidiaries), subject to the terms and conditions set forth herein, shall be automatically converted into, and shall be cancelled in exchange for, the right to receive (i) the Share Consideration (as it may be adjusted pursuant to Section 3.01(d)) plus (ii) an amount in cash to be paid by the Parent Operating Partnership equal to the Parent Cash Consideration (the “Operating Partnership Cash Consideration”, provided, however, that in lieu of the Share Consideration, if but only if (x) the holder of such LP Unit has validly made and not revoked an election pursuant to Section 3.03(b) to receive per each LP Unit 0.07642 Common Units in the Parent Operating Partnership (the “Common Unit Consideration”), in respect thereof, (y) the issuance of such Common Units would be exempt from registration under the Securities Act and applicable state securities laws and (z) the holder of such LP Unit has agreed for one (1) year from the Closing Date, without the prior written consent of Parent, to not seek the redemption of such Common Units, then each of such holder’s LP Units shall be converted into the right to receive the Parent Cash Consideration and the Common Unit Consideration

(such Parent Cash Consideration and Share Consideration and/or Common Unit Consideration, the “Partnership Merger Consideration”). Such Common Units shall be redeemable in accordance with the Parent Operating Partnership Agreement, subject to the provisions of the foregoing clause (z).

(b)                                 Each holder of LP Units shall be afforded an opportunity to make an unconditional election, prior to the Closing Date, to elect, with respect to all, or any portion thereof, of such holder’s LP Units, to receive in lieu of the Share Consideration, the Common Unit Consideration as follows:

(i)                         Partnership Merger Sub shall prepare and deliver to the Company Operating Partnership, as promptly as practicable following the date of this Agreement and, in any event, not later than five (5) Business Days after the date on which the Proxy Statement is mailed to the Company shareholders, a form of election (the “Election Form”), which shall be reasonably acceptable to the General Partner. The Election Form shall set forth the procedures, reasonably acceptable to the General Partner, for holders of LP Units to make an election to receive the Common Unit Consideration in lieu of the Share Consideration.

(ii)                      The Company agrees to reasonably cooperate with Partnership Merger Sub in preparing any disclosure statement or other disclosure information to accompany the Election Form, including information applicable to an offering of securities exempt from registration under the Securities Act.

(c)                                  Each LP Unit held by the Surviving Entity, General Partner or any of the Surviving Entity’s Subsidiaries immediately prior to the Partnership Merger Effective Time shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.

(d)                                 The general partner interests of the Company Operating Partnership shall remain outstanding as general partner interests in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Agreement.

(e)                                  Each limited partnership interest in Partnership Merger Sub shall remain outstanding as a limited partner interest in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Agreement.

(f)                                    The general partner interests of Partnership Merger Sub shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.

Section 3.04                                Exchange Procedures.

(a)                                  Prior to the REIT Merger Effective Time, for the benefit of the holders of Certificates and LP Units, Parent shall deliver to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”) (i) certificates representing Parent Common Shares sufficient to deliver the aggregate Share Consideration and (ii) an amount in cash sufficient to pay the aggregate Parent Cash Consideration (including the estimated amount of cash to be paid in lieu of fractional Parent Common Shares) and the aggregate Operating Partnership Cash Consideration (collectively, such cash being referred to as the “Payment Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. The Payment Fund shall be invested (if at all) by the Exchange Agent, as directed by Parent, provided, however, that such investments shall only be in obligations of or guaranteed by the United States.

(b)                                 Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to receive (i) a certificate or certificates representing the number of whole Parent Common Shares into which the aggregate number of Company Common Shares previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to Section 3.01(c)(i), plus (ii) the amount of cash into which the aggregate number of Company Common Shares previously represented by such Certificate or Certificates surrendered shall have been converted into pursuant to Section 3.01(c)(ii), plus (iii) an amount of cash to be paid in lieu of fractional Parent Common Shares pursuant to Section 3.05, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate that prior to the REIT Merger Effective Time represented Company Common Shares and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, only be deemed to evidence the right to receive the Company Common Share Merger Consideration. After the REIT Merger Effective Time, there shall be no further transfer on the records of the Company of Certificates representing Company Common Shares and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Company Common Share Merger Consideration. No dividends on Parent Common Shares that have been declared will be remitted to any Person entitled to receive Parent Common Shares under this Agreement until such Person surrenders the Certificate or Certificates representing Company Common Shares, at which time such dividends shall be remitted to such Person, without interest.

(c)                                  Promptly after the REIT Merger Effective Time (but in any event within four (4) Business Days after the REIT Merger Effective Time), appropriate transmittal materials in a form satisfactory to Parent and the Company (including a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such certificate to the Exchange Agent) shall be mailed to each holder of record of Company Common Shares. Parent shall not be obligated to deliver cash and/or a certificate or certificates representing Parent Common Shares to which a holder of Company Common Shares would otherwise be entitled as a result of the REIT Merger until such holder surrenders the Certificate or Certificates representing the Company Common Shares for exchange as provided in this Section 3.04(c), or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Parent or the Exchange Agent. If any certificates evidencing Parent Common Shares are to be issued in a name other than that in which the Certificate evidencing Company Common Shares surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for Parent Common Shares in any name other than that of the registered holder of the Certificate surrendered, or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)                                 Any portion of the Payment Fund delivered to the Exchange Agent by Parent pursuant to Section 3.04(a) that remains unclaimed by the holders of the Company Common Shares and holders of LP Units for one year after the REIT Merger Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any shareholders of the Company or unit holders of the Company Operating Partnership who have not theretofore complied with this Article III shall thereafter look only to Parent for the payment of the Parent Cash Consideration and the Partnership Cash Consideration, as applicable. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Person in respect of the Parent Cash Consideration or the Operating Partnership Cash Consideration, as applicable, if the Payment Fund has been paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Company Common Share Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto.

(e)                                  Parent and/or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or LP Units such amounts, if any, as are required to be deducted or withheld under any provision of U.S. federal tax Law, or any provision of state, local or foreign tax Law, with respect to the making of such payment. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holders of shares of Company Common Stock or LP Units in respect of which such deduction or withholding was made.

(f)                                    Appropriate adjustments shall be made to the procedures set forth in this Section 3.04 to permit the payment of the Company Common Share Merger Consideration, the Partnership Merger Consideration and other amounts payable under this Section 3.04 in the case of any uncertificated Company Common Shares or LP Units as if such shares or units were represented by certificates.

Section 3.05                                No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for a fractional Parent Common Shares shall be issued in the REIT Merger. Each holder of Company Common Shares who otherwise would have been entitled to a fraction of a Parent Common Share shall receive in lieu thereof cash (without interest) in an amount determined by multiplying (x) the fractional share interest to which such holder would otherwise be entitled (rounded to the nearest thousandth when expressed in decimal form) by (y) the average closing price of a Parent Common Share on the New York Stock Exchange (the “NYSE”) on the ten (10) trading days immediately preceding the second (2nd) day prior to the REIT Merger Effective Time (as reported in the Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest one-tenth of a thousand. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 3.06                                Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the Contemplated Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as disclosed in the Company Disclosure Schedule or as and to the extent set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2006 filed March 16, 2007 or in any other SEC Report filed after March 16, 2007 and publicly available prior to the date of this Agreement (other than in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company, the Delaware Company and the Company Operating Partnership jointly and severally represent and warrant to the Parent Parties as follows:

Section 4.01                                Organization, Standing and Trust Power of the Company.

(a)                                  The Company is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland and has all of the requisite power, authority and necessary government approvals or licenses to own, lease and operate its properties, and to carry on its business as now being conducted, except where failure to have such approvals or licenses would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company has all requisite trust power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The Company has heretofore made available to Parent complete and correct copies of the Company’s Articles of Amendment and Restatement of Declaration of Trust (the “Company Charter”), and Bylaws, as amended through the date hereof (the “Company Bylaws”). The Company Charter and the Company Bylaws are each in full force and effect.

(b)                                 The minute books of the Company and each of its Subsidiaries for which minute books are maintained for the period since January 1, 2005 have been made available to Parent, accurately reflect in all material respects all action of the shareholders, directors or trustees and any committees of the Company Board and each of the Subsidiaries of the Company and all actions of the partners and members of each of such Subsidiaries taken during such period, except that the Company and each of its Subsidiaries shall not be obligated to make available those portions of any minutes of meetings of the Company Board or such committees with respect to consideration of strategic alternatives

Section 4.02                                Company Subsidiaries; Interests in Other Persons.

(a)                                  Each Subsidiary of the Company, including the Company Operating Partnership, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Section 4.02(a) of the Company Disclosure Schedule sets forth all Subsidiaries of the Company and their respective jurisdictions of formation and the Company’s direct and indirect ownership or other equity interests therein. The Company has no Subsidiaries other than as set forth in Section 4.02(a) of the Company Disclosure Schedule. All outstanding equity interests in each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and (except for general partnership interests) non-assessable, and are not subject to any preemptive rights and are owned by the Company (except for the LP Units identified in Section 4.02(a) of the Company Disclosure Schedule as being owned by a Person other than the Company) and all are so owned free and clear of Liens (except any Liens related to indebtedness of the Company that will be paid off at Closing), options, rights of first refusal or first offer, call rights, limitations on the Company’s or any of its Subsidiaries’ voting rights, charges or other encumbrances of any type or nature whatsoever. There are no outstanding options, warrants or other rights to acquire ownership interests from any Subsidiary of the Company. The Company has heretofore made available to Parent complete and correct copies of the charter, bylaws or other organizational documents and partnership, limited liability company and joint venture agreement of each Subsidiary of the Company, each as amended to the date hereof and each as in full force and effect.

(b)                                 Except for the stock of, or other equity interests in, the Subsidiaries of the Company disclosed in Section 4.02(a) of the Company Disclosure Schedule, and the joint venture and other interests disclosed in Section 4.02(b) of the Company Disclosure Schedule (the “Company Joint Venture Interests”), neither the Company nor any of its Subsidiaries owns any stock or other ownership or equity or debt interest in any Person. Neither the Company nor any of its Subsidiaries has violated any provision of any organizational documents, partnership, limited liability company or joint venture agreement governing or otherwise relating to its rights in any Company Joint Venture Interest that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

Section 4.03                                Capital Structure.

(a)                                  Shares.

(i)                         The authorized shares of beneficial interest of the Company consist of an aggregate of 500,000,000 Company Common Shares and 100,000,000 preferred shares of beneficial interest, $0.001 par value per share (“Company Preferred Shares”).

(ii)                      As of the date of this Agreement, 41,669,879 Company Common Shares are issued and outstanding (including an aggregate of 146,643 Company Restricted Shares granted under the Company Option Plan, all of which are listed in Section 4.03(a) of the Company Disclosure Schedule), no shares of Company Preferred Shares are issued and outstanding and no other series of shares of beneficial interest of the Company are issued and outstanding.

(iii)                   As of the date of this Agreement, 1,853,357 Company Common Shares were reserved and available for issuance pursuant to the Company Option Plan.

(iv)                  As of the date of this Agreement, 29,644,335 Company Common Shares were reserved and available for issuance upon the conversion of LP Units.

(v)                     Section 4.03(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the unvested Company Restricted Shares and any other incentive, performance or other share awards, including the name of the Person to whom such awards have been granted for each such award.

(vi)                  The Company has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter (whether together with such shareholders or as a separate class).

(vii)               Except as set forth in the Company Charter and the Company Bylaws, there are no agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Common Shares or which restrict the transfer of any Company Common Shares (other than Company Restricted Shares), nor, to the Knowledge of the Company, are there any third party agreements or understandings with respect to the voting of any Company Common Shares or which restrict the transfer of any Company Common Shares.

(viii)            Except as set forth in the Company Operating Partnership Agreement and, Section 4.03(a) of the Company Disclosure Schedule there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem, exchange, convert or otherwise acquire any Company Common Shares, partnership interests or any other securities of the Company or any of its Subsidiaries.

(ix)                    Except as set forth in the Company Operating Partnership Agreement and in Section 4.03(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is under any obligation, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act of 1933, as amended (the “Securities Act”).

(x)                       Except as set forth in Section 4.03(a) of the Company Disclosure Schedule, there are no Subsidiaries (other than the Company Operating Partnership) of the Company in which any officer or trustee of the Company or any officer or director of any Subsidiary of the Company owns any capital stock or other securities.

(xi)                    Except as set forth in Section 4.03(a) of the Company Disclosure Schedule, there are issued and outstanding or reserved for issuance:  (1) no shares or other equity securities of the Company; (2) no restricted Company Common Shares or performance stock awards relating to the equity interests of the Company; (3) no securities of the Company or any of its Subsidiaries or securities or assets of any other entity convertible into or exchangeable for stock or other equity securities of the Company or any of its Subsidiaries; and (4) no subscriptions, options, warrants, conversion rights, stock appreciation rights, stock units, calls, rights of first refusal, preemptive rights, commitments or agreements to which the Company or any of its Subsidiaries is a party or by which it is bound in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of the Company or of any of its, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, preemptive right, commitment or agreement. All outstanding shares of the Company are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(b)                                 Partnership Units.

(i)                         As of the date of this Agreement, (1) 581,169 units of general partner interest in the Company Operating Partnership (the “GP Units”) and (2) 71,314,214 units of limited partner interest in the Company Operating Partnership (the “LP Units”) are validly issued and outstanding. All such partnership interests are duly authorized, validly issued and are not subject to preemptive rights and any capital contributions required to be made by the holders thereof have been made.

(ii)                      The General Partner is a wholly-owned Subsidiary of the Company and the sole general partner of the Company Operating Partnership and holds 100% of the outstanding GP Units in the Company Operating Partnership. Section 4.03(b)(ii) of the Company Disclosure Schedule sets forth the name and most recent address of, and the number and class of GP Units and LP Units held by each partner in the Company Operating Partnership as of the date of this Agreement. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company Operating Partnership to issue, transfer or sell any partnership interests of the Partnership. Except as set forth in the Company Operating Partnership Agreement and Section 4.03(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or the Company Operating Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership. The partnership interests of the Company Operating Partnership owned directly or indirectly by the Company, and to the Knowledge of the Company, the LP Units held by limited partners other than the Company, are subject only to the restrictions on transfer set forth in the Company Operating Partnership Agreement and those imposed by applicable securities laws.

(iii)                   Each LP Unit held by a limited partner of the Company Operating Partnership, other than LP Units held by the Company, may, under the circumstances and subject to the conditions set forth in the Company Operating Partnership Agreement, be converted to Company Common Shares on a one-for-one basis. As of the date of this Agreement, to the Knowledge of the Company, no notice has been received by the Company or the Company Operating Partnership of the exercise of any of the rights set forth in this paragraph (iii), which remain outstanding on the date hereof.

Section 4.04                                Authority; No Violations; Consents and Approval.

(a)                                  The Company Board has, by unanimous vote, approved and declared advisable the REIT Merger and the Contemplated Transactions and has directed that the REIT Merger be submitted for consideration at the Company Shareholder Meeting. The Company has all requisite trust power and authority to enter into this Agreement and to consummate the Contemplated Transactions to which it is a party, subject, solely with respect to the consummation of the REIT Merger, to receipt of the Company Shareholder Approval (as hereinafter defined) and the acceptance for record of the Maryland Articles of Merger by the SDAT. The General Partner, on behalf of the Company Operating Partnership, has all requisite trust power and authority to enter into this Agreement and the Company Operating Partnership has all requisite partnership power and authority to consummate the Contemplated Transactions to which it is a party. The Delaware Company has all requisite corporate power and authority to enter into this Agreement and all requisite power and authority to consummate the Mergers to which it is a party. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate, trust or other organizational action on the part of the Company and the General Partner, on behalf of the Company Operating Partnership, and the Company’s other Subsidiaries (including the Delaware Company), subject, solely with respect to the consummation of the REIT Merger, to receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company, the General Partner, on behalf of the Company Operating Partnership, and the Delaware Company, and subject, solely with respect to the consummation of the REIT Merger, to receipt of the Company Shareholder Approval and assuming due execution and delivery by each of Parent, the Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub, constitutes the legal, valid and binding obligation of the Company, the Company Operating Partnership and the Delaware Company, enforceable against the Company, the Company Operating Partnership and the Delaware Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                 Section 4.04(b) of the Company Disclosure Schedule contains an accurate and complete listing of all consents, approvals, authorizations, notifications and filings (collectively, the “Loan Consents”) required under any loan or credit agreement, any note, or any bond, mortgage, indenture, or other similar debt instrument or obligation (the “Loan Documents”) to which the Company or any of its Subsidiaries is a party, or to which their respective properties or assets are bound to consummate the Contemplated Transactions without resulting in payment of a fee or other amount under, a conflict with, or violation of, or default (with or without notice or lapse of time, or both) under, or a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, triggering of any payment or creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, require the consent or approval of any third party or otherwise result in a default to the Company or any of its Subsidiaries under, any such Loan Document.

(c)                                  Except for the Loan Consents or as set forth in Section 4.04(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company, the Company Operating Partnership and the Delaware Company does not, and subject to receipt of the Company Shareholder Approval, the consummation of the Contemplated Transactions and compliance with the provisions hereof and of the other documentation related to the Contemplated Transactions will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, or give rise to a right of purchase under, result in the triggering of any payment or creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, require the consent or approval of any third party or otherwise result in a default to the Company or any of its Subsidiaries under, any provision of (A) the Company Charter or the Company Bylaws or any provision of the comparable charter or organizational documents of any of the Subsidiaries of the Company, (B) loan or credit agreement or any note, or any bond, mortgage, indenture, lease, agreement, instrument, permit, franchise or license or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which their respective properties or assets are bound, or (C) assuming the consents, approvals, authorizations or permits and filings or notifications identified in Section 4.04(c) of the Company Disclosure Schedule are duly and timely obtained or made and the Company Shareholder Approval has been obtained, any Law or order binding upon the Company or any of its Subsidiaries, or any of their respective properties or assets, other than, in the case of clause (C), any such conflicts, losses, violations, defaults, rights or Liens that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(d)                                 Except as set forth in Section 4.04(d) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Authority, is required by or on behalf of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company Parties or the consummation by the Company or its Subsidiaries of the Contemplated Transactions, except for:  (A) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement in definitive form (the “Proxy Statement”) relating to the Company Shareholder Meeting held in connection with the REIT Merger and of a registration statement on Form S-4 (the “Registration Statement”), which the Proxy Statement will be included as a proxy statement/prospectus, and declaration of effectiveness of the Registration Statement, and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Contemplated Transactions (the “Other Filings”); (B) the filing of the Maryland Articles of Merger with, and the acceptance for record of the Maryland Articles of Merger by, the SDAT and the filing of the Delaware Merger Certificate with the DSOS; (C) the filing of the Partnership Merger Certificate with the DSOS; (D) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws in connection with the issuance of Parent Common Shares pursuant to this Agreement and approval of listing of such Parent Common Shares on the NYSE; (E) compliance with the rules and regulations of the NYSE; and (F) the filing, if necessary, of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), except where the failure to obtain any such consents, approvals, orders, authorizations, declarations, filings, notices or permits would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.05                                SEC Documents.

(a)                                  The Company has made available to Parent (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by the Company with the SEC since January 1, 2005 and prior to or on the Closing Date (the “Company SEC Documents”), which are all the documents (other than preliminary material) that the Company was, or will be if filed after the date hereof, required to file with the SEC since January 1, 2005 through the Closing Date pursuant to the federal securities laws and the SEC rules and regulations thereunder. Except as set forth on Schedule 4.05(a) of the Company Disclosure Schedule, as of their respective dates, the Company SEC Documents complied, or will comply if filed after the date hereof, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, in each case as in effect at such time, and none of the Company SEC Documents contained, or will contain if filed after the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of the Company (including the notes thereto) included or incorporated by reference in the Company SEC Documents complied, or will comply if filed after the date hereof, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were, or will be if filed after the date hereof, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly, or will fairly if filed after the date hereof, present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material in amount or effect), in each case as in effect at such time, the assets, liabilities and the consolidated financial position of the Company and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries taken as a whole, for the periods presented therein. No Subsidiary of the Company (including the

Company Operating Partnership) is subject to the periodic reporting requirements of the Exchange Act.

(b)                                 The consolidated statements of operations for the Company for the year ended December 31, 2007 and the balance sheet of the Company as of December 31, 2007 set forth in Section 4.05(b) of the Company Disclosure Schedule fairly presented, in each case as in effect at such time, the assets, liabilities and the consolidated financial position of the Company and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations of the Company and its Subsidiaries taken as a whole, for the periods presented therein.

(c)                                  The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Subsidiaries of the Company, are known to the management of the Company, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or any of its Subsidiaries’ internal controls over financial reporting.

(d)                                 Except as set forth in Section 4.05(d) of the Company Disclosure Schedule, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting. To the Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX when next due.

Section 4.06                                Absence of Certain Changes or Events. Except as set forth in Section 4.06 of the Company Disclosure Schedule, since September 30, 2007, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice and none of the Company or its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of Section 6.01. Since September 30, 2007, there has not been a Company Material Adverse Effect.

Section 4.07                                No Undisclosed Material Liabilities. Except as set forth in Section 4.07 of the Company Disclosure Schedule, there are no liabilities of the Company or any of its Subsidiaries of any type whatsoever, whether or not accrued and whether or not contingent or absolute, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:  (i) liabilities disclosed in or reserved against or provided for on the face of the balance sheet (or disclosed in the notes thereto) in the most recent consolidated financial statements of the Company included in the Company SEC Documents filed prior to the date hereof, (ii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to September 30, 2007 as would not, individually or in the aggregate, have a Company Material Adverse Effect and (iii) liabilities incurred on behalf of the Company or any of its Subsidiaries in connection with this Agreement and the Contemplated Transactions. Section 4.07 of the Company Disclosure Schedule sets forth a complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company, the Company Operating Partnership or any Student Housing Subsidiary is outstanding and the respective principal amounts outstanding thereunder as of December 31, 2007. After the REIT Merger Effective Time, none of the Parent Parties, the Surviving Entity or the Surviving Partnership shall have liabilities of any type whatsoever, whether or not accrued and whether or not contingent or absolute, relating to the business or operations of, or properties owned by, any of the Military Housing Subsidiaries, other than as set forth in the Securities Purchase Agreement. For purposes of this Agreement, “indebtedness” means, with respect to any Person, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments and (iii) all guarantees in respect of indebtedness of any other Person.

Section 4.08                                No Default.

(a)                                  Except as set forth in Section 4.08(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any term, condition or provision of the Company Charter or the Company Bylaws or the comparable charter or organizational documents of any of the Company’s Subsidiaries, (ii) any term, condition or provision of any loan or credit agreement or any note, or any bond, mortgage, indenture, lease, agreement, instrument, permit, franchise or license or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (the “Applicable Documents”), or (iii) any Law or order applicable to or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for defaults or violations which, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, including any defaults or violations that have been waived or otherwise cured in accordance with the terms of the Applicable Documents.

(b)                                 Neither the Company nor any of its Subsidiaries has received written notification of any default or violation of those provisions of the documents set forth on Section 4.08(b) of the Company Disclosure Schedule.

Section 4.09                                Compliance with Applicable Laws. The Company, the Company Operating Partnership and the Student Housing Subsidiaries hold all permits, licenses and approvals of all Governmental Authorities necessary or required by any applicable Law or order for the lawful conduct of their respective businesses as they are currently being conducted (the “Permits”), except where the failure so to hold would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company, the Company Operating Partnership and the Student Housing Subsidiaries are in compliance with the terms of the Permits, except where the failure to so comply would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has been operated at all times in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company, the Company Operating Partnership or any of the Student Housing Subsidiaries is bound or affected, except for such failures as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as set forth in Section 4.09 of the

Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notification of violation of, and to the Knowledge of the Company, no claim exists alleging the violation of, any applicable Law of any Governmental Authority, except for violations and notices that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company, the Company Operating Partnership or any of the Student Housing Subsidiaries is pending or, to the Knowledge of the Company, is threatened, other than those the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.10                                Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule, (a) there is no claim, investigation, litigation, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective property or assets and (b) none of the Company, the Company Operating Partnership or any Student Housing Subsidiary is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Contemplated Transactions, (ii) otherwise prevent or materially delay performance by the Company Parties of any of their obligations under this Agreement or (iii)  reasonably be likely to have a Company Material Adverse Effect.

Section 4.11                                Taxes.

(a)                                  Each of the Company and its Subsidiaries has timely filed or has had timely filed on its behalf all Tax Returns required to be filed by it or on its behalf (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so or otherwise permitted by Law in each jurisdiction in which it is required to do so, based on its assets and/or operations). Each such Tax Return was, at the time filed, true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid (or the Company has paid on behalf of such Subsidiary), within the time and in the manner prescribed by Law, all Taxes that are due and payable. The Company has incurred no liability for any Taxes under Sections 857, 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code; and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business, other than transfer or similar Taxes arising on account of the CPM TRS Distribution or Interest Sale. No deficiencies for Taxes have been asserted or assessed in writing by a Governmental Authority against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. No claim is pending or proposed by any Governmental Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction, nor to the Knowledge of the Company are there any facts that could reasonably be expected to give rise to such a claim. As used herein, the term “Tax Returns” means all reports, returns, declarations, statements, estimates, information returns or other information (including any attachment, amendment or schedule thereto) required to be supplied to a Governmental Authority in respect of any Tax.

(b)                                 The Company (A) for each taxable period beginning with its date of formation through its most recent taxable year ended on or before the date hereof, has been subject to taxation as a real estate investment trust within the meaning of the Code (a “REIT”) and has satisfied the requirements of Sections 856 through 860 of the Code to qualify as a REIT for such years, (B) has operated consistent with the requirements for qualification and taxation as a REIT for the period from the end of its most recent taxable year ended before the date hereof through the date hereof, (C) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the Internal Revenue Service (the “IRS”) to its status as a REIT, and no such challenge is pending, or to the Company’s Knowledge, threatened and (D) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT. Each Subsidiary of the Company which files Tax Returns as a partnership or is a disregarded entity for U.S. federal income tax purposes has since its formation or acquisition by the Company been classified for U.S. federal income tax purposes as either a partnership or disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. Each Subsidiary of the Company which is a corporation has been since its formation classified as a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code. No Subsidiary of the Company is classified as or files Tax Returns as a REIT under Sections 856 through 860 of the Code.

(c)                                  All Taxes which the Company or any of its Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. There are no Liens for Taxes upon the assets of the Company or its Subsidiaries except for statutory Liens for Taxes not yet due.

(d)                                 Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, (A) there are no audits by or contests with any taxing authority currently being conducted with regard to Taxes or Tax Returns of the Company or any of its Subsidiaries; (B) there are no audits pending with or proposed in writing by any taxing authority with respect to any Taxes or Tax Returns; (C) neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to any Taxes; and (D) neither the Company nor any of its Subsidiaries has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes.

(e)                                  Except as set forth on Section 4.11(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries are a party to any Tax allocation or sharing agreement or any Tax Protection Agreement.

(f)                                    Neither the Company nor any of its Subsidiaries have any material liability for the Taxes of any Person other than (A) the Military Housing TRS under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(g)                                 As of December 31, 2007, the tax basis of the Company TRS in the capital stock of CPM TRS shall be no less than $700,000.

(h)                                 As of the date of the closing of the Interest Sale, the Company Operating Partnership shall have held all outstanding shares of capital stock of the Company TRS for investment for more than one (1) year.

(i)                                     Immediately prior to the REIT Merger Effective Time, the Company shall own 50% or more of the total interest in the Company Operating Partnership’s capital and profits.

(j)                                     The Company Operating Partnership and each other Subsidiary of the Company Operating Partnership taxed as a partnership for federal income tax purposes either (i) is eligible to make a basis adjustment election described in Section 754 of the Code for the taxable year of the Partnership Merger and the Company is permitted to cause such election pursuant to the organizational documents of such partnership without the consent or approval of any other Person, or (ii) has such an election in effect for such taxable year, which shall not be revoked.

(k)                                  No property held directly or indirectly by College Park Investments, LLC or Military Housing Investments is currently held or has ever been held by the Company, College Park Investments, LLC, Military Housing Investments, or any other Person in which the Company, College Park Investments, LLC or Military Housing Investments owns an interest, as property described in Section 1221(a) of the Code.

(l)                                     The federal income tax classification for the Company and each Subsidiary of the Company as of the date hereof is set forth in Section 4.11(l) of the Company Disclosure Schedule.

(m)                               The distribution of proceeds from the Interest Sale will not result in a preferential dividend to holders of Company Common Shares.

Section 4.12                                Pension and Benefit Plans; ERISA.

(a)                                  Except as set forth in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company is a party to, sponsors, participates in, contributes to or has any material liability or contingent liability with respect to the following (collectively, the “Company Employee Benefit Plans”):

(i)                         any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”));

(ii)                      any retirement or deferred compensation plan, including any “non-qualified deferred compensation plan” (as defined in Sections 409A(d)(1) and 2 of the Code), incentive compensation plan, stock plan, profit-sharing, unemployment compensation plan, vacation pay, severance pay, post-employment, supplemental employment or unemployment benefit plan or arrangement, bonus or benefit arrangement, insurance (including any self-insurance) or hospitalization program or any other fringe or other benefit or compensation plans, programs or arrangements for any current or former employee, trustee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, or any other “employee benefit plan” (as defined in Section 3(3) of ERISA); or

(iii)                   any employment, severance, termination, consultancy or other similar agreement.

(b)                                 Section 4.12 of the Company Disclosure Schedule sets forth a list of each of the Company Employee Benefit Plans that is maintained or contributed to by the Company or any ERISA Affiliate. A true and correct copy of each of the Company Employee Benefit Plans has been provided to Parent. In the case of any Company Employee Benefit Plan which is not in written form, an accurate description of such Company Employee Benefit Plan has been made available to Parent. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination or opinion letter with respect to each Company Employee Benefit Plan, to the extent applicable, has been provided to Parent, and there have been no changes in the financial condition of the respective plans from that stated in those annual reports and actuarial reports except for any such changes that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(c)                                  Except as set forth in Section 4.12 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of Contemplated Transactions will (either alone or in conjunction with any other event) (x) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, trustee, director or other service provider of the Company or any of its Subsidiaries or (y) result in any payment which would not be deductible under Section 280G of the Code. Section 4.12 of the Company Disclosure Schedule lists the amounts required to be paid or payable to or with respect to any employee or other service provider of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that are, in the Company’s good faith judgment, or could be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as described in Section 4.12 of the Company Disclosure Schedule,  neither the Company nor any of its Subsidiaries has any obligation to pay or otherwise reimburse any person for any tax imposed under Section 4999 of the Code.

(d)                                 As to all Company Employee Benefit Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect:

(i)                         All Company Employee Benefit Plans comply and have been administered in form and in operation with all applicable requirements of Law and its terms and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

(ii)                      Each Company Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code (i) complies in form and in operation with all applicable requirements of Sections 401(a) and 501(a) of the Code and has received a favorable determination or opinion letter.

(iii)                   Each “non-qualified deferred compensation plan” (as defined in Sections 409A(d)(1) and (2) of the Code) is in compliance with the requirements of Section 409A of the Code, both as to form and operation.

(iv)                  There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Benefit Plan.

(v)                     There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving any Company Employee Benefit Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

(vi)                  Except as described in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains or contributes or has any liability or contingent liability with respect to any employee benefit plan subject to Title IV of ERISA.

(vii)               Neither the Company nor any ERISA Affiliate has any liability or contingent liability for providing, under any Company Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

(viii)            Neither the Company nor any ERISA Affiliate contributes to, or has any liability or contingent liability with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA).

Section 4.13                                Labor and Employment Matters.

(a)                                  Except as set forth in Section 4.13 of the Company Disclosure Schedule, none of the Company, the Company Operating Partnership or any Student Housing Subsidiary is a party to any collective bargaining agreement or other labor union agreement applicable to employees of the Company, the Company Operating Partnership or any Student Housing Subsidiary, nor to the Knowledge of the Company, are there any formal activities or proceedings of any labor union to organize any such employees. Except as set forth in Section 4.13 of the Company Disclosure Schedule, there are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company, the Company Operating Partnership or any Student Housing Subsidiary before the National Labor Relations Board or any other Governmental Authority or any strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened by or with respect to any employees of the Company or any of its Subsidiaries.

(b)                                 The Company and its Subsidiaries are in compliance with all applicable Laws regarding employment, employment discrimination and wages and hours, except for those violations which would not, individually or in the aggregate, reasonably be likely to have a

Company Material Adverse Effect. Except as set forth in Section 4.13 of the Company Disclosure Schedule, there are no proceedings pending or, to the Knowledge of the Company, threatened against the Company, the Company Operating Partnership or any of the Student Housing Subsidiaries in any forum by or on behalf of any present or former employee of the Company, the Company Operating Partnership or any of the Student Housing Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company, the Company Operating Partnership or any of the Student Housing Subsidiaries in connection with the employment relationship which would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.14                                Intangible Property. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or as set forth in Section 4.14 of the Company Disclosure Schedule, the Company, the Company Operating Partnership or a Student Housing Subsidiary owns, or is licensed or otherwise has the right to use, the patents, trademarks, trade names and copyrights (collectively, “Intellectual Property Rights”) used in the student housing business as currently conducted by such Persons. There is no claim, investigation, litigation, action or proceeding pending or, to the Knowledge of the Company, threatened that the Company the Company Operating Partnership or a Student Housing Subsidiary is infringing the rights of any Person with regard to any Intellectual Property Right. To the Knowledge of the Company, no Person is infringing the rights of the Company the Company Operating Partnership or a Student Housing Subsidiary with respect to any Intellectual Property Right owned by the Company the Company Operating Partnership or a Student Housing Subsidiary in a manner which, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

Section 4.15                                Environmental Matters. For purposes of this Agreement, (x) “Environmental Laws” means any applicable Laws of any Governmental Authority, any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization or agency requirements, in each case having the effect of law, relating to the protection of human health, the environment and/or natural resources, including but not limited to those relating to the management, presence, use, generation, processing extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, Release or threat of Release of Hazardous Materials, (y) “Hazardous Materials” means (A) any petroleum or petroleum products (including crude oil and natural or synthetic gas), radioactive materials, friable asbestos containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, and (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant,” “contaminant,” or words of similar import, or regulated as such, under the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Clean Air Act or any other Environmental Law, and (z) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata). Except as set forth in Section 4.15 of the Company Disclosure Schedule:

(b)                                 except for facts or conditions that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company, the Company Operating Partnership and each Student Housing Subsidiary (i) conducts its business and operations in compliance with all applicable Environmental Laws and (ii) has obtained and is in compliance with all consents, registrations, permits, licenses and governmental authorizations required under Environmental Law for its operations as currently conducted (“Environmental Permits”);

(c)                                  there is no claim, administrative, judicial or compliance order, complaint, penalty that has not been paid or other legal proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law or relating to mold, fungi or mycotoxins;

(d)                                 to the Knowledge of the Company, the Company has not received in writing notice of a claim, investigation, litigation, proceeding, notice of violation, complaint or request for information, which is pending and unresolved, to the effect that the Company is liable to a third party, including a Governmental Authority, as a result of a Release or threatened Release of a Hazardous Material into the environment at any property owned, leased or operated by the Company or any of its Subsidiaries, or with respect to any transportation or arrangement for transportation of Hazardous Materials by the Company or any of its Subsidiaries to any other property;

(e)                                  neither the Company nor any of its Subsidiaries is required under any Environmental Law to obtain the consent or approval of any environmental Governmental Authority in connection with the execution and delivery of this Agreement;

(f)                                    to the Knowledge of the Company, there has been no Release or threatened Release of Hazardous Material by the Company or any of its Subsidiaries in violation of any Environmental Law on any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries and which currently requires investigation or remediation under applicable Environmental Laws;

(g)                                 to the Knowledge of the Company, no Hazardous Materials are migrating onto any property currently owned, leased or operated by the Company or any of its Subsidiaries in a manner, or creating a condition, that currently requires investigation or remediation under applicable Environmental Laws; and

(h)                                 true and correct copies of all Phase 1 and Phase 2 environmental assessment reports in the possession of the Company, and relating to environmental conditions in, on or about any current or former Company Properties, have been made available to the Parent Parties.

Section 4.16                                Properties.

(a)                                  Except as disclosed in Section 4.16(a) of the Company Disclosure Schedule, the Company Operating Partnership or a Student Housing Subsidiary owns fee simple title to, or a valid leasehold interest in, each of the student housing real properties identified in Section 4.16(a) of the Company Disclosure Schedule (each property so owned, a “Company Property” and collectively, the “Company Properties”), which are all of the student housing real estate properties owned or leased by them or in which any of them own a direct or indirect interest, in each case (except as provided below in Section 4.16(b)) free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are Liens, security interests or other encumbrances on title (“Encumbrances”).

(b)                                 The Company Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or Encumbrances, except for (A) Encumbrances and Property Restrictions set forth in Section 4.16(b) of the Company Disclosure Schedule, (B) Property Restrictions imposed or promulgated by Law or any Governmental Authority or included in any Company space lease with respect to real property, including zoning regulations, provided that they do not materially adversely affect the currently intended use of any Company Property, (C) Encumbrances and Property Restrictions disclosed on existing title policies or existing surveys (in either case copies of such title policies or surveys have been delivered or made available to Parent), and (D) mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other Liens, Property Restrictions and other limitations of any kind, if any, which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(c)                                  Section 4.16(c) of the Company Disclosure Schedule lists as of the date hereof each ground lease, air rights lease or other similar lease pursuant to which the Company or any of the Student Housing Subsidiaries is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”), and each lease in effect as of the date hereof and to which the Company or any of the Student Housing Subsidiaries is a party as landlord with respect to each of the applicable Company Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions, guarantees and other documents related thereto, the “Company Leases”) other than residential leases. Each such Ground Lease or Company Lease in effect on the date hereof or on the Closing Date is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder. Except which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, is in default under any Ground Lease or Company Lease in effect on the date hereof or on the Closing Date. No option has been exercised under any of such Ground Leases or Company Leases, except options whose exercise has been evidenced by a written document as described in Section 4.16(c) of the Company Disclosure Schedule. The Company Parties have made available to the Parent Parties a correct and complete copy of each Ground Lease and Company Lease and all material amendments thereto.

(d)                                 The Company has made available to the Parent Parties (i) all existing policies of title insurance obtained by the Company, the Company Operating Partnership or the applicable Student Housing Subsidiary insuring title to any of the Company Properties (each, a “Company Title Insurance Policy”), and (ii) all existing surveys of the Company Properties. To the Knowledge of the Company, no material claim has been made against any Company Title Insurance Policy and each Company Title Insurance Policy is in full force and effect as of the date hereof and will be in effect as of the Closing Date.

(e)                                  Neither the Company, the Company Operating Partnership nor any Subsidiary of the Company has received any written notice from any Governmental Authority that any of the Company Properties are in violation of any existing Laws, rules, regulations, ordinances or orders of applicable federal, state, city or other governmental authorities which would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(f)                                    Except as set forth in Section 4.16(f) of the Company Disclosure Schedule, none of the Company, the Company Operating Partnership or any Subsidiary of the Company has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened in writing with respect to any of the Company Properties which would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(g)                                 None of the Company, the Company Operating Partnership or any Student Housing Subsidiary is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company, the Company Operating Partnership or any wholly owned Student Housing Subsidiary.

Section 4.17                                Insurance. The Company, the Company Operating Partnership and the Student Housing Subsidiaries own or hold policies of insurance with reputable providers that provide coverage in the amounts and against the risks that in the good faith judgment of the Company are reasonable for the business of the Company, the Company Operating Partnership and the Student Housing Subsidiaries (taking into account the cost and availability of such insurance). With respect to each insurance policy owned or held by the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect:  (i) such policy is valid and binding on the Company or a Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and, except for any policy that has expired in accordance with its terms, is in full force and effect, (ii) there is no default under any such policy by the Company, the Company Operating Partnership or any Student Housing Subsidiary or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, the Company Operating Partnership or any Student Housing Subsidiary or, to the Knowledge of the Company, by any other party thereto, (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) to the Knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals. There is no claim by the Company, the Company Operating Partnership or any Student Housing Subsidiary pending under any such policies that (a) has been denied or, to the Knowledge of the Company, is disputed by the insurer and (b) would constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18                                Opinion of Financial Advisor. The Company Board has received an opinion of Wachovia Capital Markets, LLC (“Wachovia Securities”) to the effect that, as of the date of such opinion, the Company Common Share Merger Consideration, taken together with the payment of the Distribution Amount (as defined in Section 6.01(b)(i)), is fair, from a financial point of view, to holders of Company Common Shares and LP Units (taking into account, in the case of holders of LP Units, only the Company Common Share Merger

Consideration that would be received by such holders if, prior to the REIT Merger Effective Time, they converted their LP Units into Company Common Shares).

Section 4.19                                Vote Required. The affirmative vote of the holders of the Company Common Shares entitled to cast at least two-thirds of the votes entitled to be cast on the matter and the consent of the General Partner as general partner of the Company Operating Partnership are the only votes or consents required of the holders of any class or series of the Company Common Shares or other securities of or equity interests in the Company Parties required to approve this Agreement and to approve and consummate the Mergers and the other Contemplated Transactions.

Section 4.20                                Brokers. Except as set forth in Section 4.20 of the Company Disclosure Schedule, and except for the fees and expenses payable to Wachovia Securities, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, the Company has delivered to the Parent Parties a true, correct and complete copy of all agreements between the Company and Wachovia Securities under which Wachovia Securities could be entitled to any payment relating to the Mergers or such other transactions.

Section 4.21                                Material Contracts.

(a)                                  All of the Material Contracts of the Company as in effect as of the date of this Agreement are listed on Section 4.21(a) and Section 4.25 of the Company Disclosure Schedule or have been filed as exhibits to a Company SEC Document. The Company has made available to Parent (including by filing with the SEC) true and complete copies of each Material Contract as in effect as of the date hereof. All Material Contracts are valid, binding and enforceable and in full force and effect with respect to the Company and its Subsidiaries, and to the Knowledge of the Company, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles.

(b)                                 Except as set forth in Section 4.21(b) of the Company Disclosure Schedule, (A) none of the Company, the Company Operating Partnership or any Student Housing Subsidiary is in default (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause a default) under any Material Contract to which it is a party or by which it or any of its properties or assets are bound in effect and (B) to the Knowledge of the Company, there are no defaults (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such default) with respect to any third party to any such Material Contract, except in either the case of clause (A) or (B) for those defaults that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(c)                                  To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (A) has terminated or given a notice of termination of any Material Contract in effect on the date hereof or the Closing Date or any part thereof or (B) has received any notice of termination of any such Material Contract or any part thereof.

(d)                                 For purposes of this Agreement, “Material Contracts” shall mean the following contracts or agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company, the Company Operating Partnership (but excluding the Military Housing Subsidiaries) or any Student Housing Subsidiary is a party affecting the obligations of any party thereunder) to which the Company, the Company Operating Partnership or any Student Housing Subsidiary is a party or by which any of their respective properties or assets are bound:  (I) any agreement for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell or dispose of, by merger, purchase or sale of assets or stock, in each case relating to any Company Property (or material interest therein or portion thereof) or any other real property; (II) any loan or credit agreement, letter of credit, indenture, note, bond, debenture, mortgage, guarantee or any other document, agreement or instrument evidencing indebtedness to any Person, or any guaranty thereof, in excess of $1,000,000; (III) (1) all agreements for the provision of utilities, cable television or internet services for Company Properties that have a remaining term in excess of thirty (30) days or are not cancelable (without penalty, cost or other liability) within thirty (30) days, and (2) all other agreements for the provision of services for, or the management, maintenance, replacement or repair of, all or portion of any Company Properties that have a remaining term in excess of ninety (90) days or are not cancelable (without penalty, cost or other liability) within ninety (90) days and are reasonably likely to result in expenses to the Company in excess of $50,000 in any fiscal year (and the parties acknowledge and agree that although Section 4.21(a) of the Company Disclosure Schedule contains a list of agreements for the provision of landscaping, snow removal, cleaning, security, pool service, trash removal, or other similar services entered into by a Company Property, unless such agreements otherwise have such term, are not cancelable or are reasonably likely to result in such expense, no such agreement is a Material Contract); (IV) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which the Company, the Company Operating Partnership or any Student Housing Subsidiary is a party or an obligor with respect thereto; (V) each other contract (including, without limitation, any brokerage agreements) entered into by the Company, the Company Operating Partnership or any Student Housing Subsidiary that may result in total payments by or liability of the Company the Company Operating Partnership or any Student Housing Subsidiary in excess of $1,000,000; (VI) any other agreements filed or required to be filed as exhibits to the Company SEC Documents pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (VII) any partnership, limited liability company or joint venture agreement with any third party; (VIII) any contract that purports to limit, curtail or restrict in any material respect the ability of the Company, the Company Operating Partnership or any of the Student Housing Subsidiaries to engage in any line of business, compete in any business or with any Person or compete in any geographical area, with respect to any line of business in which the Company, the Company Operating Partnership or any of the Student Housing Subsidiaries is currently engaged; and (IX) the Ground Leases and any master lease.

Section 4.22                                Inapplicability of Takeover Statutes and Certain Charter and Bylaw Provisions. The Company has taken all appropriate and necessary actions to exempt the REIT Merger, the Partnership Merger, this Agreement and the Contemplated Transactions from the restrictions of Subtitles 6 and 7 of Title 3 of the Maryland General Corporation Law, as applicable to a Maryland real estate investment trust, and Title 8 and any other state antitakeover Laws. The Company and the Company Board have taken all appropriate and necessary actions to cause the REIT Merger, the Partnership Merger, this Agreement and the Contemplated Transactions to comply with or be exempted from any provision contained in the Company Charter, Company Bylaws or in the comparable organizational document of any Subsidiary of the Company that would otherwise prohibit, hinder or delay such transactions and render any and all limitations on ownership of (1) the Company Common Shares as set forth in the Company Charter and (2) the limited partner interests in the Company Operating Partnership as set forth in the Company Operating Partnership Agreement, including the ownership limit set forth in the Company Charter inapplicable to the REIT Merger, Partnership Merger, this Agreement and the Contemplated Transactions.

Section 4.23                                Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company for inclusion or incorporation by reference in the Registration Statement and Proxy Statement will, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the shareholders of the Company and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Parent or Parent Subsidiary for inclusions or incorporation by reference in the Registration Statement and Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.24                                Shareholders’ Rights Agreement. Neither the Company nor any of its Subsidiaries has adopted, or intends to adopt, a shareholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, Common Shares or any other equity or debt securities of the Company or any of its Subsidiaries.

Section 4.25                                Transactions with Affiliates. Except as set forth in Section 4.25 of the Company Disclosure Schedule (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries), no director, officer or other Affiliate of the Company or any of its Subsidiaries or any entity in which, to the knowledge of the Company, any such director, officer or other Affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons), has any interest in:  (i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any of its Subsidiaries; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any of its Subsidiaries; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any of its Subsidiaries.

Section 4.26                                Employee Loans. There are no outstanding loans made by the Company or any of its Subsidiaries to any of its respective employees, officers, trustees or directors.

Section 4.27                                Investment Company Act of 1940. None of the Company or any of its Subsidiaries is, or at the REIT Merger Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

Section 4.28                                Fidelity Contribution Agreement. The Company has disclosed and made available to Parent all agreements, arrangements or understandings (whether written or oral) made by the Company or its Subsidiaries related to the Fidelity Contribution Agreement. As of the date of this Agreement, the Company has no reason to believe that any of the conditions relating to the closing of the transactions contemplated by the Fidelity Contribution Agreement will not be satisfied immediately prior to the REIT Merger Effective Time.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in the Parent Disclosure Schedule or as and to the extent set forth in the Parent’s Form 10-K for the fiscal year ended December 31, 2006, filed March 16, 2007 or in any other SEC Report filed after March 16, 2007 and publicly available prior to the date of this Agreement (other than, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Parent Parties jointly and severally represent and warrant to the Company Parties as follows:

Section 5.01                                Organization, Standing and Corporate Power of Parent.

(a)                                  Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland and has all of the requisite power, authority and necessary government approvals or licenses to own, lease and operate its properties, and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Parent has heretofore made available to the Company complete and correct copies of Parent’s Articles of Amendment and Restatement (the “Parent Charter”), and Bylaws, as amended through the date hereof (the “Parent Bylaws”). The Parent Charter and the Parent Bylaws are each in full force and effect.

(b)                                 The minute books of the Company and each of its Subsidiaries for which minute books are maintained for the period since January 1, 2005 have been made available to Parent, accurately reflect in all material respects all action of the shareholders and directors and any committees of the Parent Board and each of the Subsidiaries of Parent and all actions of the partners and members of each of such Subsidiaries taken during such period.

Section 5.02                                Parent Subsidiaries; Interests in Other Persons.

(b)                                 Each Subsidiary of Parent, including the Parent Operating Partnership, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Each Subsidiary of Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. All outstanding equity interests in each Parent Subsidiary have been duly authorized and are validly issued, fully paid and (except for general partnership interests) non-assessable, and are not subject to any preemptive rights and are owned by Parent or a Subsidiary of Parent (except for limited partnership units in the Parent Operating Partnership identified as being owned by a Person other than Parent in the Parent Operating Partnership Agreement and equity interests in joint ventures identified as being owned by a Person other than Parent in the partnership, limited liability company or joint venture agreement thereof) and are so owned free and clear of Liens except any Liens that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. There are no outstanding options, warrants or other rights to acquire ownership interests from any Parent Subsidiary. Parent has heretofore made available to the Company complete and correct copies of the Parent Operating Partnership Agreement as amended to the date hereof and as in full force and effect.

(c)                                  Except for the stock of, or other equity interests in, the Subsidiaries of Parent disclosed in Section 5.02(b) of the Parent Disclosure Schedule, and the joint venture and other interests disclosed in Section 5.02(b) of the Parent Disclosure Schedule (the “Parent Joint Venture Interests”), neither Parent nor any of the Parent Subsidiaries owns any stock or other ownership or equity or debt interest in any Person. Neither Parent nor any of its Subsidiaries has violated any provision of any organizational documents, partnership, limited liability company or joint venture agreement governing or otherwise relating to its rights in any Parent Joint Venture Interest that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect.

Section 5.03                                Capital Structure.

(a)                                  Shares.

(i)                         The authorized shares of capital stock of Parent consist of an aggregate of 800,000,000 Parent Common Shares, and 200,000,000 shares of preferred stock, $0.01 par value per share (“Parent Preferred Shares”).

(ii)                      As of the date of this Agreement, 27,328,869 Parent Common Shares are issued and outstanding (including an aggregate of 31,675 vested shares of restricted stock granted under Company’s 2004 Incentive Award Plan (the “Parent Option Plan”)), no shares of Parent Preferred Shares are issued and outstanding and no other series of shares of capital stock of Parent are issued and outstanding.

(iii)                   As of the date of this Agreement, 576,206 Parent Common Shares were reserved and available for issuance pursuant to the Parent Option Plan.

(iv)                  As of the date of this Agreement, 1,542,854 Parent Common Shares were reserved and available for issuance upon the conversion of limited partner units in the Parent Operating Partnership.

(v)                     As of the date of this Agreement, 22,815 restricted stock units have been granted under the Parent Option Plan.

(vi)                  Except as described in this Section 5.03, there are issued and outstanding or reserved for issuance:  (1) no shares or other equity securities of Parent; (2) no restricted Parent Common Shares or performance stock awards relating to the equity interests of Parent; and (3) no securities of Parent or any Parent Subsidiary or securities or assets of any other entity convertible into or exchangeable for stock or other equity securities of Parent or any Parent Subsidiary. All outstanding shares of Parent are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(b)                                 Partnership Units.

(i)                         As of the date of this Agreement, (1) 12,222 units of general partner interest in the Parent Operating Partnership, (2) 28,744,538 common units of limited partner interest in the Parent Operating Partnership (including 27,316,647 units held by Parent and an aggregate of 236,300 Partnership Interest Units granted under the Parent Option Plan) and (3) 114,963 Series A Preferred Units of limited partner interest in the Parent Operating Partnership are validly issued and outstanding. All such partnership interests are duly authorized, validly issued and are not subject to preemptive rights and any capital contributions required to be made by the holders thereof have been made.

(ii)                      American Campus Communities Holdings LLC is the sole general partner of the Parent Operating Partnership and holds 100% of the outstanding general partnership interest in the Parent Operating Partnership.

(iii)                   Each limited partnership interest held by a limited partner of the Parent Operating Partnership may, under the circumstances and subject to the conditions set forth in the Parent Operating Partnership Agreement, be converted to Parent Common Shares on a one-for-one basis. As of the date of this Agreement, to the Knowledge of Parent, no notice has been received by Parent or the Parent Operating Partnership of the exercise of any of the rights set forth in this paragraph (iii), which remain outstanding on the date hereof.

Section 5.04                                Authority; No Violations; Consents and Approval.

(a)                                  The Parent Board has, by unanimous vote approved the REIT Merger and the Partnership Merger.  Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the Contemplated Transactions to which it is a party, subject, solely with respect to the consummation of the REIT Merger, to the acceptance for record of the Maryland Articles of Merger by the SDAT.  American Campus Communities Holdings LLC, on behalf of the Parent Operating Partnership, has all requisite power and authority to enter into this Agreement and the Parent Operating Partnership has all requisite partnership power and authority to consummate the Partnership Merger.  Each of REIT Merger Sub and Partnership Merger Sub has all requisite power and authority to enter into this Agreement and all requisite power and authority to consummate the Merger to which it is a party. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, trust or other organizational action on the part of the Company, American Campus Communities Holdings LLC, on behalf of the Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub.  This Agreement has been duly executed and delivered by the Company, American Campus Communities Holdings LLC, on behalf of the Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub, and assuming due execution and delivery by each of the Company, the Company Operating Partnership and the Delaware Company, constitutes the legal, valid and binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                 Except as set forth in Section 5.04(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by each of the Parent Parties does not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, or give rise to a right of purchase under, result in the triggering of any payment or creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, require the consent or approval of any third party or otherwise result in a default to Parent or any of its Subsidiaries under, any provision of (A) the Parent Charter or the Parent Bylaws or any provision of the comparable charter or organizational documents of any of the Subsidiaries of Parent, (B) loan or credit agreement or any note, or any bond, mortgage, indenture, lease, agreement, instrument, permit, franchise or license or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or to which their respective properties or assets are bound, or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 5.04(c) are duly and timely obtained or made, any Law or order binding upon Parent or any of the Parent Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, losses, violations, defaults, rights or Liens that would not reasonably be expected to materially impair or delay the ability of any of the Parent Parties to perform its obligations under this Agreement or prevent the consummation by any of the Parent Parties of any of the transactions contemplated hereby.

(c)                                  No consent, approval, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Authority, is required by or on behalf of Parent or any of the Parent Subsidiaries in connection with the execution and delivery of this

Agreement by the Parent Parties or the consummation by the Parent Parties of the transactions contemplated hereby, except for:  (A) the filing with the SEC of (1) the Registration Statement for the Parent Common Shares to be issued pursuant to Section 3.01(c)(i) and (2) the Other Filings; (B) the filing of the Maryland Articles of Merger with, and the acceptance for record of the Maryland Articles of Merger by, the SDAT and the filing of the Delaware Merger Certificate with the DSOS; (C) the filing of the Partnership Merger Certificate with the DSOS; (D) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws in connection with the issuance of the Parent Common Shares pursuant to this Agreement and the approval of listing of such Parent Common Shares on the NYSE; (E) compliance with the rules and regulations of the NYSE; and (F) the filing, if necessary, of a premerger notification and report form by the Company under the HSR Act; except where the failure to obtain any such consents, approvals, orders, authorizations, declarations, filings, notices or permits would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 5.05                                SEC Documents.

(a)                                  Parent has made available to the Company (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by Parent with the SEC since January 1, 2005 and prior to or on the Closing Date (the “Parent SEC Documents”), which are all the documents (other than preliminary material) that Parent was or will be if filed after the date hereof, required to file with the SEC since January 1, 2005 through the Closing Date pursuant to the federal securities laws and the SEC rules and regulations thereunder.  Except as set forth in Section 5.05 of the Parent Disclosure Schedule, as of their respective dates, the Parent SEC Documents complied, or will comply if filed after the date hereof, in all material respects with the requirements of the Securities Act, the Exchange Act and SOX and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, in each case as in effect at such time, and none of the Parent SEC Documents contained, or will contain if filed after the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement.  Except as set forth in Section 5.05 of the Parent Disclosure Schedule, the consolidated financial statements of Parent (including the notes thereto) included or incorporated by reference in the Parent SEC Documents complied, or will comply if filed after the date hereof, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were or will be if filed after the date hereof prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly, or will fairly if filed after the date hereof, present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material in amount or effect), in each case as in effect at such time, the assets, liabilities and the consolidated financial position of Parent and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries taken as a whole, for the periods presented therein.  No Subsidiary of Parent (including the Parent Operating Partnership) is subject to the periodic reporting requirements of the Exchange Act.

(b)                                 The management of Parent has (i) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including the consolidated Subsidiaries of Parent, are known to the management of Parent, and (ii) has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or any of its Subsidiaries’ internal controls over financial reporting.

(c)                                  Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.  To the Knowledge of Parent, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX when next due.

Section 5.06                                Absence of Certain Changes or Events. Since September 30, 2007, Parent and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice and none of Parent or its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of Section 6.02.  Since September 30, 2007, there has not been a Parent Material Adverse Effect.

Section 5.07                                No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any type whatsoever, whether or not accrued and whether or not contingent or absolute, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:  (i) liabilities disclosed in or reserved against or provided for on the face of the balance sheet (or disclosed in the notes thereto) in the most recent consolidated financial statements of Parent included in the Parent SEC Documents filed prior to the date hereof, (ii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to September 30, 2007 as would not, individually or in the aggregate have a Parent Material Adverse Effect, and (iii) liabilities incurred on behalf of the Parent or any of its Subsidiaries in connection with this Agreement and the Contemplated Transactions.

Section 5.08                                No Default. Neither Parent nor any of its Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any term, condition or provision of the Parent Charter or the Parent Bylaws or the comparable charter or organizational documents of any of Parent’s Subsidiaries, (ii) any term, condition or provision of any loan or credit agreement or any note, or any bond, mortgage, indenture, lease, agreement, instrument, permit, franchise or license or other instrument to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets is bound (the “Parent Applicable Documents”), or (iii) any Law or order applicable to or binding upon Parent or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for defaults or violations which, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect, including any defaults or violations that have been waived or otherwise cured in accordance with the terms of the Parent Applicable Documents.

Section 5.09                                Compliance with Applicable Laws. Parent and its Subsidiaries hold all Permits, except where the failure so to hold would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  Parent and its Subsidiaries are in compliance with the terms of the Permits, except where the failure to so comply would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  Each of Parent and its Subsidiaries has been operated at all times in compliance with all Laws applicable to Parent or any of its Subsidiaries or by which any property, business or asset of Parent or its Subsidiaries is bound or affected, except for such failures as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries has received written notification of violation of, and to the Knowledge of Parent, no claim exists alleging the violation of, any applicable Law of any Governmental Authority, except for violations and notices that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  No investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, is threatened, other than those the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 5.10                                Litigation. Except as set forth in Section 5.10 of the Parent Disclosure Schedule, (a) there is no claim, investigation, litigation, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective property or assets and (b) none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of Mergers, (ii) otherwise prevent or materially delay performance by any of the Parent Parties of any of its obligations under this Agreement or (iii) reasonably be likely to have a Parent Material Adverse Effect.

Section 5.11                                Taxes.

(a)                                  Each of Parent and its Subsidiaries has timely filed or has had timely filed on its behalf all Tax Returns required to be filed by it or on its behalf (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so or otherwise permitted by Law in each jurisdiction in which it is required to do so, based on its assets and/or operations).  Each such Tax Return was, at the time filed, true, correct and complete in all material respects.  Each of Parent and its Subsidiaries has paid (or Parent has paid on behalf of such Subsidiary), within the time and in the manner prescribed by Law, all Taxes that are due and payable.  Parent has incurred no liability for any Taxes under Sections 857, 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code; and neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the purchase or sale of property.  No deficiencies for Taxes have been asserted or assessed in writing by a Governmental Authority against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending.  No claim is pending or proposed by any Governmental Authority in any jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that Parent or any Parent Subsidiary is or may be subject to taxation by such jurisdiction, nor to the Knowledge of the Parent are there any facts that could reasonably be expected to give rise to such a claim.

(b)                                 Parent (A) for each taxable period beginning with its date of formation through its most recent taxable year ended on or before the date hereof, has been subject to taxation as a REIT and has satisfied the requirements of Sections 856 through 860 of the Code to qualify as a REIT for such years, (B) has operated consistent with the requirements for qualification and taxation as a REIT for the period from the end of its most recent taxable year ended before the date hereof through the date hereof, (C) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no such challenge is pending, or to Parent’s Knowledge, threatened and (D) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT.  Each Subsidiary of Parent which files Tax Returns as a partnership or is a disregarded entity for U.S. federal income tax purposes has since its formation or acquisition by Parent been classified for U.S. federal income tax purposes as either a partnership or disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.  Each Subsidiary of Parent which is a corporation has been since its formation classified as a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code.  No Subsidiary of Parent is classified as or files Tax Returns as a REIT under Sections 856 through 860 of the Code.

(c)                                  All Taxes which Parent or any of its Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities.  There are no Liens for Taxes upon the assets of Parent or its Subsidiaries except for statutory Liens for Taxes not yet due.

(d)                                 Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or as set forth in Section 5.11(d) of the Parent Disclosure Schedule, (A) there are no audits by or contests with any taxing authority currently being conducted with regard to Taxes or Tax Returns of Parent or any of its Subsidiaries; (B) there are no audits pending with or proposed in writing by any taxing authority with respect to any Taxes or Tax Returns; (C) neither Parent nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to any Taxes; and (D) neither Parent nor any of its Subsidiaries has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes.

(e)                                  Neither Parent nor any of its Subsidiaries are a party to any Tax allocation or sharing agreement.

(f)                                    Neither Parent nor any of its Subsidiaries have any material liability for the Taxes of any Person other than Parent and the Parent Subsidiaries (A) under Treasury

Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

Section 5.12                                Pension and Benefit Plans; ERISA.

(a)                                  Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, each Parent Plan complies and has been administered in form and in operation, in all material respects, with all applicable requirements of Law and their terms and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

(b)                                 Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, there no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Parent, threatened involving any Parent Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

(c)                                  Neither the execution and delivery of this Agreement nor the consummation of Contemplated Transactions will (either alone or in conjunction with any other event) (x) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, trustee, director or other service provider of the Parent, its Subsidiaries or any Parent Party, whether pursuant to any Parent Plan or otherwise or (y) result in any payment which would not be deductible under Section 280G of the Code.

Section 5.13                                No Vote Required. Other than the consent of American Campus Communities Holdings LLC as general partner of the Parent Operating Partnership, no votes or consents are required of the holders of any class or series of the Parent Common Shares or other securities of or equity interests in Parent, the Parent Operating Partnership or any other Parent Party are required to approve this Agreement and to approve and consummate the Mergers.

Section 5.14                                Brokers. Except for the fees and expenses payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 5.15                                Material Contracts.

(b)                                 All of the Parent Material Contracts as in effect as of the date of this Agreement are listed on Section 5.15(a) of the Parent Disclosure Schedule or have been filed as exhibits to a Parent SEC Document.  Parent has made available to the Company (including by filing with the SEC) true and complete copies of each Parent Material Contract as in effect as of the date hereof.  All Parent Material Contracts are valid, binding and enforceable and in full force and effect with respect to Parent and its Subsidiaries, and to the Knowledge of Parent, with respect to each other party to any such Parent Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Parent Material

Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles.

(c)                                  (A) None of Parent or any of its Subsidiaries is in default (nor, to the Knowledge of Parent, does there exist any condition which upon the passage of time or the giving of notice or both would cause a default) under any Parent Material Contract to which it is a party or by which it or any of its properties or assets are bound and (B) to the Knowledge of Parent, there are no defaults (nor, to the Knowledge of Parent, does there exist any condition which upon the passage of time or the giving of notice or both would cause such default) with respect to any third party to any Parent Material Contract, except in either the case of clause (A) or (B) for those defaults that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(d)                                 To the Knowledge of Parent, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries (A) has terminated or given a notice of termination of any Parent Material Contract or any part thereof or (B) has received any notice of termination of a Parent Material Contract or any part thereof.

(e)                                  For purposes of this Agreement, “Parent Material Contracts” shall mean any agreements filed or required to be filed as exhibits to the Parent SEC Documents pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

Section 5.16                                Certain Parent Charter and Bylaw Provisions. The payment of the Share Consideration shall not violate any provision contained in the Parent Charter, Parent Bylaws or in the comparable organizational document of any Parent Subsidiary, including the ownership limit set forth in the Parent Charter.

Section 5.17                                Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Parent for inclusion or incorporation by reference in the Registration Statement or Proxy Statement (or any amendment or supplement thereto) will, at the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Company or any of its Subsidiaries for inclusions or incorporation by reference in the Proxy Statement.

Section 5.18                                Financing. Parent has delivered to the Company a complete and correct copy of an executed commitment letter (the “Commitment Letter”) from KeyBank National Association to provide Parent with at least $200,000,000 in debt financing (the “Debt Financing”).  On the Closing Date, Parent will have available to it sufficient funds to permit the Parent Parties to pay the aggregate Parent Cash Consideration, the aggregate Partnership Cash Consideration and to pay all related fees and expenses.  The Commitment Letter has not been amended or modified prior to the date of this Agreement.  As of the date of this Agreement, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of the Parent Parties and, to the Knowledge of Parent, the other parties thereto.  As of the date of this

Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Parent Parties under any term or condition of the Commitment Letter.  As of the date of this Agreement, there are no conditions relating to the funding of the full amount of the Debt Financing, other than as set forth in the Commitment Letter.  As of the date of this Agreement, the Parent Parties have no reason to believe that any of the conditions relating to the funding of the full amount of the Debt Financing will not be satisfied on or prior to the Closing Date.  Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or prior to the date of this Agreement and shall in the future pay any such fees as they become due.

Section 5.19                                Investment Company Act of 1940. None of Parent or any of its Subsidiaries is, or at the REIT Merger Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

Section 5.20                                Fidelity Contribution Agreement. Parent has disclosed and made available to the Company all agreements, arrangements or understandings (whether written or oral) made by Parent or any of its Subsidiaries related to the Fidelity Contribution Agreement.  As of the date hereof, the Fidelity Contribution Agreement is in full force and effect and is a legal, valid and binding obligation of Parent, the Parent Operating Partnership and, to the Knowledge of Parent, the other parties thereto.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or the Parent Operating Partnership under any term or condition of the Fidelity Contribution Agreement. As of the date of this Agreement, Parent has no reason to believe that any of the conditions relating to the closing of the transactions contemplated by the Fidelity Contribution Agreement will not be satisfied immediately prior to the REIT Merger Effective Time.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.01                                Conduct of Business by the Company.

(a)                                  Except as expressly contemplated or permitted by this Agreement or consented to in writing by Parent during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, the Company (i) shall, and shall cause each of the Company Operating Partnership and each of the Student Housing Subsidiaries to, carry on its businesses in the usual, regular and ordinary course consistent with past practice and, to the extent consistent with the foregoing, use its commercially reasonable efforts to preserve intact their respective current business organizations, ongoing businesses and relationships with customers, suppliers, lessors and others having business dealings with it and to keep available the services of their present officers and employees, (ii) shall continue to completion the special capital projects described in Section 6.01 of the Company Disclosure Schedule in accordance with the description set forth therein and Section 6.01(b)(v), (iii) shall maintain the status of the Company as a REIT and the status of the Company Operating Partnership as a partnership (and not an association or publicly traded partnership) within the meaning of the Code, (iv) shall use commercially reasonable efforts to, and shall cause the Company Operating Partnership and each of the Student Housing Subsidiaries to use commercially reasonable efforts to comply with, all applicable Laws wherever their respective businesses are conducted, including the timely filing of reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act and (v) shall not knowingly take any other action that would reasonably be anticipated to prevent or delay the consummation of the Mergers or the Contemplated Transactions.

(b)                                 Without limiting the foregoing, except as set forth in Section 6.01 of the Company Disclosure Schedule or with respect to any actions contemplated by, or necessary under, Exhibit G and/or Exhibit I, expressly contemplated or permitted by this Agreement, or consented to in writing by Parent, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, the Company Parties shall not and shall cause the other Subsidiaries of the Company not to:

(i)                                     (A) declare, set aside for payment or pay any dividends on, or make any other distributions (whether in cash, shares or property) in respect of, any of the Company’s equity securities or the partnership interests, shares, stock or other equity interests in any Subsidiary of the Company, other than (i) regular, cash distributions at a rate not in excess of $0.165 per share of Company Common Shares, declared and paid quarterly in accordance with the historic practice of the Company, provided that the Company shall not declare, set aside or pay its regular, cash distribution in respect of any fiscal quarter after the first fiscal quarter of 2008, it being agreed that the Company may pay in the second fiscal quarter of 2008 the cash distribution in respect of the first fiscal quarter of 2008, (ii) corresponding distributions payable to each holder of LP Units and GP Units, (iii) the CPM TRS Distribution, (v) a distribution to the holders of LP Units and GP Units of the entire amount of the net proceeds (including the interest, if any, earned thereon) resulting from the Interest Sale, the Asset Sales, if any (as set forth on Exhibit G), and a corresponding distribution to the holders of Company Common Shares (the amount per Company Common Share and per LP Unit of such distributions, the “Distribution Amount”) and (iv) dividends or distributions, declared, set aside or paid by any wholly owned Subsidiary of the Company to the Company or any of its Subsidiaries that is, directly or indirectly, wholly owned by the Company and provided, that the Company may make dividend payments it is required to make by the Code required to maintain REIT status and those that are sufficient to eliminate any U.S. federal income tax liability otherwise payable, (B) split, combine or reclassify any shares, stock, partnership interests or other equity interests or issue or authorize the issuance of any securities in substitution for such shares, stock, partnership interests or other equity interests or (C) purchase, redeem (except for the redemption of LP Units for Company Common Shares in accordance with the Company Operating Partnership Agreement) or otherwise acquire any Company Common Shares, stock, other equity interests or securities of the Company or the partnership interests, stock, other equity interests or securities of any Subsidiary of the Company or any options, warrants or rights to acquire, or security convertible into, Company Common Shares, stock, other equity interest or securities of the Company or the partnership interests, stock or other equity interests in any Subsidiary of the Company;

(ii)                                  other than issuances in respect of the redemption of LP Units for Company Common Shares in accordance with the Company Operating Partnership Agreement, authorize for issuance, issue, deliver, sell, grant or agree to issue, deliver, sell or grant, any Company Common Shares, shares of stock, units, interests, any other voting or redeemable or convertible securities (including LP Units or other partnership interests), options, warrants or stock based performance units of the Company or its

Subsidiaries, or pledge or otherwise encumber shares of capital stock or securities in the Company or any of its Subsidiaries;

(iii)                               amend any term of any outstanding security of the Company or its Subsidiaries, the Company Charter or the Company Bylaws, or any other comparable charter or organizational documents, or limited partnership or limited liability company agreements or similar documents, of the Company Operating Partnership or any Student Housing Subsidiary;

(iv)                              (A) merge or consolidate with any Person, except as provided in Section 7.04, (B) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (C) purchase any equity interest in or assets of, any Person or any division or business thereof;

(v)                                 make, undertake or enter into commitments obligating the Company, the Company Operating Partnership or any Student Housing Subsidiary to make, any capital expenditures in excess of 105% of the total amounts set forth as capital expenditures or development costs in the Company’s 2007 capital budget included in Section 6.01(b)(v) of the Company Disclosure Schedule (the “Budget”), except capital expenditures in the ordinary course of business and consistent with past practice necessary to repair and/or prevent damage to any of the properties of the Company or any of its Subsidiaries as is necessary in the event of an emergency situation, in which event the Company shall provide written notice thereof to Parent within two (2) Business Days thereafter;

(vi)                              incur any indebtedness, except for purposes of (A) funding expenditures pursuant to the Budget, (B) funding other transactions permitted by this Section 6.01, (C) working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted pursuant to Section 6.01(b)(i)), (D) for purposes of making payments to holders of any indebtedness existing as of the date of this Agreement and (E) to pay any transaction expenses incurred in connection with the Contemplated Transactions;

(vii)                           mortgage, pledge or otherwise encumber any assets or securities of the Company, the Company Operating Partnership or any Student Housing Subsidiary, or create or suffer any Lien thereon;

(viii)                        prepay, refinance or amend any existing indebtedness;

(ix)                                sell, lease (other than leases as landlord in the ordinary course of business) or otherwise dispose of any of the Company Properties, including by the disposition or issuance of equity securities in an entity that owns a Company Property, except the Contemplated Transactions;

(x)                                   sell, lease, or otherwise dispose of any of its personal property or assets, except dispositions of obsolete personal property or in connection with sales of any Company Properties as permitted under Section 6.01(b)(ix);

(xi)                                make any loans, capital contributions or investments in any other Person, other than in the ordinary course of business consistent with past practice;

(xii)                             make or rescind any election relating to Taxes (except (i) any such election required by Law, (ii) any such election expressly provided for in this Agreement, (iii) an election for or on behalf of the Company Operating Partnership or any of its Subsidiaries under Section 754 of the Code, (iv) any other election regarding Taxes made in the ordinary course of the Company’s business that could not reasonably be expected to have a material adverse effect on the Company and any Subsidiary of the Company or any Parent Party upon or following the REIT Merger Effective Time or (v) necessary to preserve the Company’s status as a REIT or the partnership status of the Company Operating Partnership or the status of any other Subsidiary of the Company which files Tax Returns as a partnership for U.S. federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, provided that in such events, the Company shall promptly notify Parent of such election and shall not fail to make such election in a timely manner); provided that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code;

(xiii)                          (A) fail to maintain its books and records in all material respects in accordance with GAAP consistently applied, (B) make a change with respect to any of its methods, principles or practices of financial accounting in effect, other than as required by GAAP, (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, other than settlements or compromises (I) relating to an increase in the payment of real property Taxes or sales Taxes in an amount not to exceed $1,000,000, individually or in the aggregate, or (II) that do not result in a Tax liability of the Company, the Company Operating Partnership or any Student Housing Subsidiary that materially exceeds the amount reserved, in accordance with GAAP, with respect to such claim, action, or other proceeding, or (III) revalue in any material respect any of its assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable Law or GAAP (in which case, the Company shall promptly inform Parent of such changes);

(xiv)                         except as required by applicable Law or any Company Employee Benefit Plan in effect as of the date of this Agreement, (A) amend, modify, alter or terminate any such Company Employee Benefit Plan (other than immaterial amendments, modifications, alterations or terminations that have no economic effect), (B) adopt any new employee benefit plan, incentive plan, severance plan or agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement that would be a Company Employee Benefit Plan if it had been in existence on the date hereof (other than the renewal or continuation of any existing Company Employee Benefit Plan that is expiring in accordance with its terms on terms that are substantially similar to such existing Company Employee Benefit Plan), (C) except as set forth in Section 4.12 of the Company Disclosure Schedule, increase the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former trustee, director, officer, employee or consultant, (D) grant or pay any severance, change of control or termination pay or termination benefits to, or increase in any manner the severance, change of control or termination pay or termination benefits of, any current or former trustee, director, officer, employee or consultant of the Company or any of its Subsidiaries, except the retention bonuses in the amounts set forth in Section 4.12 of the Company Disclosure Schedule, (E) grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or termination benefits or enter into or otherwise amend or alter any employment, loan, retention, consulting, indemnification, termination, change of control, severance, incentive plan, equity award or similar agreement or arrangement with any employee, (F) establish, pay, agree to grant or increase any stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement or (G) hire new employees, except for replacement hires below the level of vice president, or enter into any new employment agreement with any permitted new hire, or grant any severance, change of control or termination pay or termination benefits to any permitted new hire other than severance and retention arrangements in an aggregate amount not to exceed $100,000;

(xv)                            waive, release, assign, settle or compromise any pending or threatened litigation, action or claim, including any shareholder derivative or class action claims, other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid, in settlement or compromise, does not exceed $500,000 in the aggregate, which settlement or compromise provides for a complete release of the Company and each of its applicable Subsidiaries for all claims and which do not provide for any admission of liability by the Company or any of its Subsidiaries or impose any obligation or restriction on the Parent Parties, the Surviving Entity, the Surviving Partnership or any of their Subsidiaries after the REIT Merger Effective Time;

(xvi)                         waive compliance in any material respect with, amend or terminate the terms of or breaches under, or assign any rights or claims under, any Material Contract;

(xvii)                      except with Parent’s prior written consent, which shall not be unreasonably withheld or delayed, enter into any Material Contract, terminate, or modify or amend in any material respect, any Material Contract to which the Company or any of the Student Housing Subsidiaries is a party; and

(xviii)                   modify, amend or change any existing Tax Protection Agreement in a manner that would adversely affect the Company, the Company Operating Partnership, any Student Housing Subsidiary, the Surviving Entity, the Surviving Partnership, Parent or any Subsidiary of Parent, or enter into any new Tax Protection Agreement;

(xix)                           deliver a response to any buy/sell or other similar notices in respect of the joint venture assets of the Student Housing Subsidiaries;

(xx)                              except as provided in Section 7.04, authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Student Housing Subsidiaries (other than the Contemplated Transactions);

(xxi)                           fail to pay all premiums due and payable for material insurance policies and/or fail to keep material insurance policies in full force and effect;

(xxii)                        fail to perform its obligations under any agreement relating to any outstanding indebtedness of the Company, the Company Operating Partnership or any Student Housing Subsidiary such that any such failure would result in an event of default under any such agreement (in each case after giving effect to any applicable waivers); or

(xxiii)                     agree in writing to take any action inconsistent with any of the foregoing.

Section 6.02                                Conduct of Business by Parent Pending the Mergers

(b)                                 Except as expressly contemplated or permitted by this Agreement or consented to in writing by the Company during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, Parent and Operating Partnership shall use their commercially reasonable efforts to, and shall cause each of the other Subsidiaries of Parent to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and, to the extent consistent with the foregoing, use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees, preserve their relationships with customers, suppliers and others having business dealings with them and maintain the status of Parent as a REIT within the meaning of the Code.

(c)                                  During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, Parent and the Parent Operating Partnership shall not and shall cause the other Subsidiaries of Parent not to: (x) engage in any transaction (other than the Contemplated Transactions) that would (i) require the approval of the stockholders of Parent, (ii) require Parent to include the information relating to such transaction in the pro forma financial statements that are required to be contained in the Registration Statement (the “Pro Formas”) or (iii) require Parent to amend or restate the Pro Formas in any material manner; (y) engage in any material securities offering, or acquisition of the business, assets or capital stock of any entity by Parent or any Parent Subsidiary, in any event that would reasonably be likely to cause a material delay in the consummation of the Mergers or the Contemplated Transactions; or (z) knowingly take any other action that would reasonably be likely to prevent or delay the consummation of the Mergers or the Contemplated Transactions.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01                                Proxy Statement; Registration Statement; Other Filings. As promptly as reasonably practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Registration Statement.  Each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the Mergers and the Contemplated Transactions.  Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Registration Statement or, to the extent applicable, the Other Filings, or that is customarily included in registration statements prepared in connection with transactions of the type contemplated by this Agreement.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Registration Statement or the Other Filings, and shall use its reasonable best efforts to cause the definitive Registration Statement to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following clearance by the SEC.  Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the Mergers and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares as may be reasonably requested in connection with any such action.  Each of the Company and Parent shall promptly (and in no event later than one (1) Business Day after receipt) notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Other Filings and shall provide the other party with copies of all correspondence between the Company or Parent (as applicable) and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Registration Statement or the Other Filings.  If at any time prior to the Company Shareholder Meeting, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, shall be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement or the Other Filings, so that the Registration Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.  Notwithstanding anything to the contrary stated above, prior to the filing of the preliminary Registration Statement or the filing and mailing of the final Registration Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other party a reasonable opportunity to review and comment on such document or response.

Section 7.02                                Company Shareholder Meeting. The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Company Shareholder Meeting”), as promptly as practicable after the date that the Registration Statement is declared effective by the SEC, for the purpose of voting upon the approval of the REIT Merger (the “Company Shareholder Approval”).  Except as may be permitted by Section 7.04, the Company Board shall recommend to holders of the Company Common Shares that they approve the REIT Merger (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Registration Statement.  Subject to Section 7.04, the Company will use reasonable commercial efforts to solicit from its shareholders proxies in favor of the approval of the REIT Merger.

Section 7.03                                Access to Information; Confidentiality.

(a)                                  From the date hereof until the REIT Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of the Company’s and its Subsidiaries’ directors, officers, employees and agents to, afford to Parent and to the directors, officers, employees, and agents of Parent access upon reasonable notice and at reasonable times without undue interruption (and will request the same from the Company’s auditors, attorneys, financial advisors and lenders) to (a) the properties, books, records and contracts of the Company and the its Subsidiaries and (b) the officers and employees of the Company and its Subsidiaries; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, to a schedule of properties to be visited and officers and employees to be accessed prior to any such visits or access.  The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request.  Parent shall indemnify and hold the Company and its Subsidiaries harmless from and against any and all losses or damages incurred by the Company or its Subsidiaries as a result of the Parent’s or the Parent representatives’ inspection of the Company Properties, provided, however that the Parent’s indemnification obligations hereunder shall not include any obligation whatsoever with respect to any such losses or damages (including claims that any Company Property has declined in value) arising out of, resulting from or incurred in connection with the discovery of any existing condition at a Company Property.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement (provided that the Company and its Subsidiaries shall use reasonable best efforts to obtain consent from the applicable third party or enter into a customary joint defense agreement to enable the disclosure of such information).

(b)                                 Prior to the REIT Merger Effective Time, all information obtained by Parent pursuant to this Section 7.03 and pursuant to the confidentiality agreement, dated October 4, 2007 (the “Company Confidentiality Agreement”), between Parent and the Company, shall be kept confidential in accordance with the Company Confidentiality Agreement.  Prior to the REIT Merger Effective Time, all information obtained by the Company pursuant to the confidentiality agreement, dated January 18, 2008 (the “Parent Confidentiality Agreement”), between Parent and the Company, shall be kept confidential in accordance with the Parent Confidentiality Agreement.

(c)                                  No investigation pursuant to this Section 7.03 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.04                                No Solicitation of Transactions.

(a)                                  From the date of this Agreement until the earlier of the REIT Merger Effective Time and the termination of this Agreement pursuant to Section 9.01(a), the Company Parties shall not, and shall not authorize or permit any of their Subsidiaries, or any of its or their officers, trustees, directors, partners, Affiliates or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, the “Representatives”), directly or indirectly, to (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries, proposals or offers or any other efforts or attempts that constitute or that reasonably may be expected to lead to, any Acquisition Proposal or (ii) initiate or participate in any discussions or negotiations (other than to seek clarifications with respect to an Acquisition Proposal) regarding, or that reasonably may be expected to lead to, an Acquisition Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar binding agreement relating to an Acquisition Proposal or requiring the Company to terminate this Agreement (an “Acquisition Agreement”), except as permitted by Section 7.04(d) (except for a confidentiality agreement in compliance with Section 7.04(b)).

(b)                                 Any other provision of this Agreement notwithstanding, at any time prior to the receipt of the Company Shareholder Approval, if the Company receives a bona fide written Acquisition Proposal from a third party (which was not solicited, initiated, knowingly encouraged or knowingly facilitated in violation of Section 7.04(a)) after the date hereof, the Company (x) may furnish, or cause to be furnished, non-public information with respect to the Company and the Subsidiaries of the Company to the Person who made such Acquisition Proposal and to its financing sources and Persons or entities working in concert with it (collectively, a “Third Party”), and (y) may participate in discussions and negotiations regarding such Acquisition Proposal, if, in the case of either clause (x) or (y), (A) prior to taking such action, the Company enters into a confidentiality agreement with the Person who made such Acquisition Proposal with confidentiality provisions no less favorable to such Third Party than the Company Confidentiality Agreement is to Parent, (B) the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and (C) concurrently with furnishing or causing to be furnished non-public information with respect to the Company and the Subsidiaries of the Company to a Third Party, the Company furnishes or causes to be furnished such information to Parent to the extent not previously provided.  The Company Parties shall not, and shall cause each of the Company’s Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company Parties from providing such information to Parent.

(c)                                  The Company Parties shall provide prompt (within twenty-four (24) hours following receipt thereof) oral and written notice to Parent of (i) the receipt of any Acquisition Proposal, or any material modification or amendment to any Acquisition Proposal, by any Company Party, any Subsidiary of the Company or any Representative, (ii) a summary of the material terms and conditions of such Acquisition Proposal, and (iii) the identity of such Person or entity making any such Acquisition Proposal.  The Company Parties shall keep Parent reasonably informed on a current basis, to the extent reasonably practicable, but in any event as promptly as practicable, of the status and material details (including any change to the material terms and conditions) of any such Acquisition Proposal.  The Company Parties shall not, and shall cause each of the Company’s Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company Parties from providing such information to Parent.

(d)                                 Subject to this Section 7.04(d) and to Section 9.01(e), neither the Company Board nor any committee of the Company Board may (i) withdraw, qualify or modify or propose publicly to withdraw, qualify or modify, in each case, in a manner adverse to Parent, the Company Board Recommendation, or the approval or recommendation of any committee of the Company Board of the Mergers (ii) approve or recommend, or propose publicly to approve or recommend an Acquisition Proposal (any action described in clauses (i) or (ii) being referred to as an “Adverse Recommendation Change”, it being agreed that the taking of any of the actions contemplated by Section 7.04(b), (c) or (f) shall not constitute, or be deemed to constitute, an Adverse Recommendation Change) or (iii) authorize or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement (other than a confidentiality agreement in compliance with Section 7.04(b)).  Notwithstanding the foregoing, at any time prior to receipt of the Company Shareholder Approval, the Company Board or a committee of the Company Board may (1) make an Adverse Recommendation Change for reasons not related to the receipt of an Acquisition Proposal if the Company Board determines in good faith after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the trustees’ duties to the Company or its shareholders under applicable Law or (2) in response to a bona fide written Acquisition Proposal (which was not solicited, initiated, knowingly encouraged or knowingly facilitated in violation of Section 7.04(a)) received after the date hereof, take an action referred to in clause (i), (ii) or (iii) above and, in the case of clause (iii), terminate this Agreement in accordance with Section 9.01(e) if, after consultation with its independent financial advisors and outside legal counsel, the Company Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (a “Subsequent Determination”); provided, however, that such actions may only be taken at a time that is after (I) the third (3rd) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to take such action, and (II) at the end of such period, the Company Board determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Parent and after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal relative to the Mergers, as supplemented by any Counterproposal (as defined below).  Any such written notice shall specify the material terms and conditions of such applicable Acquisition Proposal, include the most current version of any Acquisition Agreement (including any amendments, supplements or modifications thereto), identify the person making such Acquisition Proposal and state that the Company Board otherwise intends to make a Subsequent Determination (subject to compliance with this Section 7.04(d)).  During such three (3) Business Day period, Parent shall be entitled to deliver to the Company a counterproposal to such Acquisition Proposal (a “Counterproposal”).  For purposes of clarification, the statement by the Company that it has received an Acquisition Proposal, that the Company Board will consider such Acquisition Proposal and that the Company Board continues to recommend this Agreement pending such consideration shall not be deemed an Adverse Recommendation Change.

(e)                                  Upon execution of this Agreement, the Company, the Company Operating Partnership and the Company’s Subsidiaries shall cease immediately and cause to be terminated any and all existing activities, discussions, solicitations or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of the Company, the Company Operating Partnership or any of the Representatives.  The Company shall use its reasonable commercial efforts to cause (including by written request) each Person with whom it has executed a confidentiality agreement within the twelve (12) months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company, the Company Operating Partnership or any of the Representatives.

(f)                                    Any other provision of this Agreement notwithstanding, the Company Board may at any time take and disclose to the holders of Company Common Shares a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, may issue a stop, look and listen announcement and may make any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither the Company nor the Company Board shall be permitted to recommend an Acquisition Proposal which is not a Superior Proposal; provided, further, that, for the avoidance of doubt, any public statements by the Company commenting favorably on the merits of an Acquisition Proposal shall be an Adverse Recommendation Change other than (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act, (B) a statement expressly recommending that its shareholders reject an Acquisition Proposal or (C) if the statements are accompanied by an express reaffirmation of the Company Board Recommendation to its shareholders in favor of the REIT Merger.

(g)                                 The Company shall not take any action to exempt any Person (other than Parent or any of its Affiliates and other than in connection with an Acquisition Agreement following a Subsequent Determination) from the restrictions on “control share acquisitions” contained in the Maryland Control Share Acquisition Act, as amended (or any similar provisions of the Maryland REIT Law) or otherwise cause such restrictions not to apply.

Section 7.05                                Employee Benefits Matters.

(a)                                  At the REIT Merger Effective Time, Parent shall cause the Surviving Entity to assume in accordance with their terms the Company’s obligations under all employment, severance and termination plans, arrangements, programs, policies, and agreements (including change-in-control provisions) of employees or independent contractors of the Company and its Subsidiaries, in each case that are expressly set forth in Sections 4.12 or 4.13 of the Company Disclosure Schedule (without giving effect to the proviso set forth in the definition of Company Disclosure Schedule) and that exist immediately prior to the execution of this Agreement.

(b)                                 For a period of not less than twelve (12) months after the Closing Date, for each employee of the Company or any of its Subsidiaries who was employed on the Closing Date and remains an employee of the Surviving Entity or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall or shall cause the Surviving Entity to provide compensation and, to the extent set forth in Section 4.12 of the Company Disclosure Schedule (without giving effect to the provision set forth in the definition of Company Disclosure Schedule) benefits (including 401(k), group health, life, disability, and severance plans, but excluding equity compensation or promoted interests or comparable forms of compensation) substantially similar in the aggregate to such Continuing Employee and the employee’s dependents and beneficiaries, as appropriate, as Parent or its Subsidiaries provides to its similarly situated other employees; provided, however, that nothing contained in this Section 7.05 or elsewhere in the Agreement (including Section 10.08 hereof) shall be construed to prevent, from and after the REIT Merger Effective Time, the termination of employment of any Continuing Employee or the amendment or termination of any particular Company Employee Benefit Plan in accordance with its terms.  To the extent a Continuing Employee becomes eligible to participate in a Parent Plan, such Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date for purposes of vesting and eligibility (but not accrual of benefits) under such Parent Plan to the same extent as such employee was entitled, before the

Closing Date, to credit for such service under the respective Company Employee Benefit Plan (except to the extent such credit would result in the duplication of benefits).

(c)                                  Parent shall (or shall cause the Surviving Entity to) (i) waive any preexisting condition limitations otherwise applicable to the Continuing Employees and their eligible dependents under any Parent Plan that provides health benefits in which the Continuing Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such Continuing Employees as of the Closing Date under the analogous Company Employee Benefit Plan, (ii) credit any amount paid with respect to any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Employee Benefit Plan prior to the Closing Date.

(d)                                 Prior to the REIT Merger Effective Time, the Company Board shall take such actions as are necessary to terminate the Company’s Deferred Compensation Plans.  Such action shall be contingent upon, and effective as of, the REIT Merger Effective Time. At the REIT Merger Effective Time, employees shall be paid the balance of their accounts upon termination of the Company’s Deferred Compensation Plans.

(e)                                  The provisions of this Section 7.05 shall survive the Closing and are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or to give to any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.05) under or by reason of any provision of this Agreement (including Section 10.08 hereof).  Nothing in this Section 7.05 is intended as or shall be construed to be an amendment to any Company Employee Benefit Plan.

Section 7.06                                Directors’ and Officers’ Indemnification and Insurance.

(a)                                  Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws, the Company Operating Partnership Agreement or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries, from and after the REIT Merger Effective Time, Parent, the Parent Operating Partnership, the Surviving Entity and the Surviving Partnership (the “Indemnifying Parties”), jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the REIT Merger Effective Time serving as a director, officer, trustee, manager, employee, agent, or fiduciary of the Company and acting in its capacity as such or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security), but subject to (x) receipt of documentation by Parent and Surviving Entity reasonably evidencing the need for such advancement, and (y) Parent’s or the Surviving Entity’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, to repay such Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified); provided, however, that none of the Indemnifying Parties shall be liable for any amounts paid in settlement effected without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; provided, further, that the Indemnifying Parties shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by the Indemnifying Parties of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.  The indemnification and advancement obligations of the Indemnifying Parties pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Partnership Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers and the Contemplated Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  None of the Indemnifying Parties shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless the Indemnifying Parties agree to honor the indemnification obligations hereunder and unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents thereto.  Any Indemnified Party wishing to claim indemnification under this Section 7.06, upon learning of any such Claim, shall promptly notify the Company and, after the REIT Merger Effective Time, the Surviving Entity; provided that the failure to so notify shall not affect the obligations of the Company and the Surviving Entity except to the extent, if any, such failure to promptly notify materially and adversely prejudices such party.

As used in this Section 7.06(a):  (x) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental

Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the REIT Merger Effective Time; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.

(b)                                 Without limiting the foregoing, Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the REIT Merger Effective Time now existing in favor of the current or former directors and officers of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Company’s Subsidiaries) shall be assumed by the Surviving Entity in the Merger, without further action, at the REIT Merger Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six (6) years from the REIT Merger Effective Time.

(c)                                  For a period of six (6) years from the REIT Merger Effective Time, the operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to indemnification and limitations on liability of trustees and officers than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the REIT Merger Effective Time without the consent of the such affected indemnitee in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the REIT Merger Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)                                 Prior to the REIT Merger Effective Time, the Company shall purchase a “tail” insurance policy (which policy by its express terms shall survive the Mergers), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the trustees and officers of the Company as the Company’s and its Subsidiaries’ existing policy or policies, for the benefit of the current and former officers and trustees of the Company and each of its Subsidiaries with a claims period of six (6) years from the REIT Merger Effective Time with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the REIT Merger Effective Time; provided, however, that in no event shall the Company be required to expend pursuant to this Section 7.06(d) more than the amount set forth in Section 7.06(d) of the Company Disclosure Schedule (the “D&O Cap”).  In the event that, but for the proviso to the immediately preceding sentence, the Company would be required to expend more than the D&O Cap, the Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to the D&O Cap.  Parent shall, and shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e)                                  If the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any persons, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assume and honor the obligations set forth in this Section 7.06.

(f)                                    Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.06.

(g)                                 This Section 7.06 shall survive the consummation of the Mergers and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and shall be binding on the Surviving Entity and its successors and assigns.

(h)                                 Parent shall have the right to be consulted in the defense or settlement of any litigation against the Company, its trustees, directors or officers, or the Company Operating Partnership, relating to the Mergers or the Contemplated Transactions and to be kept reasonably informed of material developments in such litigation.

Section 7.07                                Further Action; Reasonable Commercial Efforts.

(a)                                  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to this Agreement and the Mergers, if required, and (ii) use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers, including using its reasonable commercial efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Mergers and the Contemplated Transactions in order to fulfill the conditions to the Mergers.  In the event that any Company Party shall fail to obtain any third party consent described above, the Company Parties shall use their reasonable commercial efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company Parties and the Parent Parties and their respective businesses resulting, or which could reasonably be expected to result, after the REIT Merger Effective Time, from the failure to obtain such consent.  Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld, conditioned or delayed, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Parent Parties or their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(b)                                 Without limiting the generality of the foregoing Section 7.07(a), Parent and the Company shall (i) promptly after the date of this Agreement, prepare and file the notification and report, if any, required to be filed under the HSR Act, and (ii) endeavor in good faith to make, or cause to be made, as soon as reasonably practicable thereafter and after consultation with the other parties, an appropriate response to any inquiries or requests received from the Federal Trade Commission (“FTC”) or the Antitrust Division of the Department of Justice (“DOJ”) for additional information or documentation and any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.  Each of Parent and the Company shall use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable antitrust Law as soon as practicable.  Parent and the Company agree to each pay 50% of any filing fee required to be paid in connection with any filing under the HSR Act.  In furtherance and not in limitation of the covenants of the parties contained in the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, on the one hand, and the Company, on the other hand, shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Mergers and the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Drop Dead Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries or Affiliates and (y) otherwise taking or committing to take any actions that, after the Closing Date, would limit Parent’s or its Subsidiaries’ or Affiliates’ freedom of action, or the Company’s or its Subsidiaries’ or Affiliates’ freedom of action, with respect to, or its ability to retain, one or more of its or its Subsidiaries’ or Affiliates’ business lines, or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Drop Dead Date; provided, however, that none of Parent or the Company or any of their respective Subsidiaries or Affiliates shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or businesses unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs.  Notwithstanding the matters covered by this Sections 7.07(b) above, no party hereto shall be required to provide any other party with copies of confidential documents or information included in its filings and submissions under the HSR Act or any other applicable antitrust Law, and a party hereto may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the parties hereto shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

(c)                                  Without limiting the generality of the foregoing Section 7.07(a), the Company and the Operating Partnership shall, prior to the earlier of the REIT Merger Effective Time or the Termination Date:

(i)                         use their reasonable commercial efforts to obtain the Loan Consents in the form reasonably acceptable to Parent; provided that none of the Company or its Subsidiaries shall be required to spend or incur any expense associated therewith; and

(ii)                      use their reasonable commercial efforts to cause the Settlement Agreement to have been approved by the United States District Court for the Eastern District of Pennsylvania, and make all payments and perform all other material obligations pursuant to that certain Settlement Agreement.

(d)                                 The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.07(a) and (b), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law, the Company Confidentiality Agreement and the Parent Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party.  Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Mergers and the Contemplated Transactions.  To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(e)                                  Parent acknowledges that the Company may seek certain Loan Consents and in connection therewith Parent agrees to provide, and shall cause its Subsidiaries to provide, all commercially reasonable cooperation in connection with obtaining any such Loan Consents as may reasonably be requested by the Company.  Notwithstanding the foregoing, the Parent Parties acknowledge and agree that, except as set forth on Exhibit I, the consummation of the Mergers and the Contemplated Transactions is not conditioned upon the Company obtaining any such Loan Consents.

(f)                                    Each of the parties hereto agrees to cooperate and use its reasonable commercial efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Mergers, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

Section 7.08                                Transfer Taxes. The Parent Parties and the Company Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents (“Transfer Tax Returns”) regarding any real property transfer or gains, sales, use, transfer, documentary, value added, stock transfer, stamp, or other such taxes and any transfer, recording, conveyance registration and other fees and any similar fees and charges (together with any related interest, penalties or additions to Tax, “Transfer Taxes”) that become payable in connection with the Mergers and the Contemplated Transactions, and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. Subject to the local custom and practice of the jurisdiction in which Transfer Taxes are due, the Company Parties and, if applicable, the Parent Parties shall (a) prepare, or cause to be prepared, and shall timely file, or cause to be filed, all Transfer Tax Returns and (b) pay or cause to be paid (or make arrangements for payment of) Transfer Taxes, in accordance with local custom and practice, relating to (i) the Contemplated Transactions, including the Mergers, (ii) the properties sold, contributed to a joint venture or otherwise disposed of upon or prior to the REIT Merger Effective Time, (iii) the properties transferred in connection with the Interest Sale, (iv) transfers of the Disposition Assets upon or prior to the REIT Merger Effective Time, and (v) the properties contributed to the Fidelity Joint Venture, regardless of whether the Transfer Tax arises from the transfer of any such property or an ownership interest in the entity that owns such property (directly or indirectly through one or more Persons). With the exception of the Transfer Taxes set forth in the preceding sentence, from and after the REIT Merger Effective Time, the Surviving Entity shall timely (i) file, or cause to be filed, all Transfer Tax Returns and (ii) pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, all Transfer Taxes.

Section 7.09                                Public Announcements. The parties hereto agree that no public release or announcement concerning the Mergers or the Contemplated Transactions shall be issued by a party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed and may be provided by way of e-mail), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable commercial efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of press releases announcing the Merger and the execution of this Agreement.

Section 7.10                                Financing.

(a)                                  Parent shall keep the Company informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of the Debt Financing contemplated by the Commitment Letter and shall give the Company prompt notice of any material change with respect to such Debt Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) the Commitment Letter shall expire or be terminated for any reason, or (ii) any financing source that is a party to the Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein. Parent shall provide the Company promptly (and in any event within two (2) Business Days) with any amendments or alterations to the Commitment Letter.

(b)                                 If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter shall be terminated for any reason, Parent shall use reasonable commercial efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the Mergers and the Contemplated Transactions and pay any related costs and expenses, and, if obtained, will provide the Company with a copy of a new financing commitment.

(c)                                  For the avoidance of doubt, Parent acknowledges and agrees that, notwithstanding anything set forth in this Agreement, the receipt of the Debt Financing or any other replacement financing is not a condition to the obligations of the Parent Parties to consummate the Mergers.

Section 7.11                                Tax Matters.

(a)                                  For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Merger as a taxable sale by the shareholders of the Company of all of the outstanding Company Common Shares to the Parent Operating Partnership in exchange for the aggregate REIT Merger Consideration to be received by shareholders of the Company.

(b)                                 For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Partnership Merger as a taxable sale of interests in the Company Operating Partnership to the extent of interests exchanged for cash or Parent Common Shares, and a tax-deferred contribution pursuant to Code Section 721 to the extent of interests exchanged for interests in the Parent Operating Partnership.

(c)                                  During the period from the date of this Agreement to the REIT Merger Effective Time, the Company and its Subsidiaries shall:

(i)                         properly prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws; and

(ii)                      timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed.

(d)                                 Parent Operating Partnership shall, to the maximum extent permitted by law, cause the Company to designate any dividends paid by it on or prior to the Closing Date as capital gain dividends for purposes of Code Section 857(b)(3).

Section 7.12                                Stock Exchange Listing. Parent shall use reasonable commercial efforts to cause the Parent Common Shares to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 7.13                                Section 16 Matters. Prior to the REIT Merger Effective Time, the Company agrees that its Board of Trustees (or its compensation committee) shall adopt resolutions specifically approving, for purposes of Rule 16b-3 under the Securities Act, the receipt, pursuant to this Agreement, of shares of Parent Common Shares by persons who will be directors or officers of Parent as of the REIT Merger Effective Time.

Section 7.14                                Resignations. The Company shall cause the officers, trustees and directors of the Company, the Delaware Company, the Company Operating Partnership and each of the

Student Housing Subsidiaries to deliver resignations from each such position effective as of the REIT Merger Effective Time.

Section 7.15                                Asset Sales.

(a)                                  Mandatory Sale Efforts. The Company and the Company Operating Partnership agree to use their commercially reasonable efforts to sell those Company Properties listed on Exhibit G attached hereto (the “Disposition Assets”) on the terms and conditions set forth on Exhibit G hereto.

(b)                                 Special Distribution. Immediately prior to the REIT Merger Effective Time, and subject to the sale of one or more of the Disposition Assets, if any, in accordance with Exhibit G, the Company Board shall authorize, and the Company shall declare, a dividend payable to the holders of record of Company Common Shares on the close of business on the day preceding the Closing Date (and a corresponding distribution by the Company Operating Partnership to the holders of GP Units and LP Units) in accordance with Exhibit G.

Section 7.16                                Interest Sale.

(a)                                  The Company and the Company Operating Partnership shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the Interest Sale on substantially the terms and conditions described in the Securities Purchase Agreement, including using commercially reasonable efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Securities Purchase Agreement; (ii) enforce its rights under the Securities Purchase Agreement; and (iii) consummate the Interest Sale prior to the REIT Merger Effective Time.

(b)                                 The Company shall keep Parent informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of the Interest Sale. The Company shall not amend or alter, or agree to amend or alter, or permit to be amended or altered, the Securities Purchase Agreement in any manner that (i) materially and adversely affects the rights and obligations of the Parent Parties hereunder (ii) subjects any of the Parent Parties to any post-closing liability relating to the Military Housing Subsidiaries to a greater extent than the Securities Purchase Agreement or (iii) would reasonably be likely to cause a delay of the Closing beyond the Drop Dead Date without the prior written consent of Parent.

Section 7.17                                Registration of Shares Underlying the Common Units. Parent agrees to register the Parent Common Shares that may be issued pursuant to the redemption of Common Units issued to the holders of LP Units that elect to receive the Common Unit consideration on the Registration Statement.

Section 7.18                                Cooperation with Closing of Fidelity Contribution Agreement. The Company and the Company Operating Partnership each agrees to reasonably cooperate with Parent in order to consummate the transactions contemplated by the Fidelity Contribution Agreement immediately prior to the REIT Merger Effective Time; provided, that the Company receives a written letter from the Parent Parties prior to the consummation of such transactions, in form and substance reasonable satisfactory to the Company, confirming that all of the conditions to the obligations of the Parent Parties to consummate the Mergers set forth in Section 8.02 have been irrevocably satisfied or waived. For the avoidance of doubt, Parent acknowledges that the closing of the transactions contemplated by the Fidelity Contribution Agreement is not a condition to the obligations of the Parent Parties to consummate the Mergers.

Section 7.19                                Affiliates. The Company shall use its reasonable best efforts to identify those Persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the “Company Affiliates”) and to cause each Company Affiliate to deliver to Parent as soon as practicable, and in any event prior to the date of the Company Shareholder Meeting, a written agreement substantially in the form attached hereto as Exhibit H to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Shares received in the REIT Merger.

ARTICLE VIII

CONDITIONS TO THE MERGERS

Section 8.01                                Conditions to the Obligations of Each Party. The obligations of the Company, the Company Operating Partnership, the Delaware Company, Parent, the Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub to consummate the Mergers are subject to the satisfaction or waiver in writing of the following conditions:

(a)                                  The Company Shareholder Approval shall have been obtained.

(b)                                 The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

(c)                                  The Parent Common Shares issuable to the holders of Company Common Shares and holders of LP Units pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)                                 All material approvals, authorizations and consents of any Governmental Authority required to consummate the Mergers shall have been obtained and remain in full force and effect, and all waiting periods (including if applicable under the HSR Act) relating to such approvals, authorizations and consents shall have expired or been terminated.

(e)                                  No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the Mergers illegal or prohibits consummation of the Mergers; provided, however, that the party claiming such failure of condition shall have used commercially reasonable efforts to prevent the entry of any such injunction or order, including taking such action as is required to comply with Section 7.07, and to appeal as promptly as possible any injunction or other order that may be entered.

(f)                                    The Interest Sale shall have been consummated in accordance with the Securities Purchase Agreement (as amended, subject to compliance with Section 7.17(b)), provided, however, if the Securities Purchase Agreement has been terminated, this closing condition shall be deemed to be satisfied if the Company sells the Military Housing Subsidiaries to a substitute buyer reasonably satisfactory to Parent upon such terms and conditions (other than economic terms) substantially similar to those in the Securities Purchase Agreement (including specifically terms that provide for potential post-closing liability to the Company and the Company Operating Partnership that is no greater than that in the Securities Purchase Agreement).

Section 8.02                                Conditions to the Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the Mergers are subject to the satisfaction or waiver in writing of the following additional conditions:

(a)                                  The representations and warranties of the Company Parties contained in this Agreement shall be true and correct, except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than with respect to the last sentence of Section 4.06)) would not have, individually or in the aggregate, a Company Material Adverse Effect, in each case as of the date of this Agreement and as of Closing as though made on the Closing Date (except to the extent such representations and warranties expressly are made as of a specific date, in which case such representations and warranties shall be true and correct only on and as of such date). In addition, the representations and warranties set forth in Section 4.03(a) and Section 4.03(b)(i) shall be true and correct in all material respects as of the date of this Agreement and as of Closing as though made on the Closing Date (except to the extent such representations and warranties expressly are made as of a specific date, in which case such representations and warranties shall be true and correct only on and as of such date). The Company shall have delivered to Parent a certificate, dated the date of the REIT Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in this Section 8.02(a).

(b)                                 The Company shall have performed, in all material respects, all material obligations and complied with, in all material respects, its material agreements and covenants to be performed or complied with by it under this Agreement on or prior to the REIT Merger Effective Time, and the Company shall have delivered to Parent a certificate, dated the date of the REIT Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in this Section 8.02(b).

(c)                                  On the Closing Date, there shall not exist a Change arising after the date of this Agreement that, individually or in the aggregate, constitutes a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company, dated the Closing Date, to the foregoing effect.

(d)                                 Parent shall have received a tax opinion of Reed Smith LLP, dated as of the Closing Date, in the form attached hereto as Exhibit D (such opinion shall be based upon customary assumptions, exceptions and qualifications, and customary representations made by the Company and its Subsidiaries in an officer’s certificate in the form attached hereto as an exhibit to such tax opinion), opining that the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2004 until the Closing.

(e)                                  The consents set forth on Exhibit I shall have been obtained in form and substance reasonably satisfactory to Parent, subject to the terms and conditions set forth on Exhibit I.

(f)                                    The Settlement Agreement, shall have been approved by the United States District Court for the Eastern District of Pennsylvania, and the Company shall have made all payments and performed all other material obligations pursuant to that certain Settlement Agreement.

Section 8.03                                Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate the Mergers are subject to the satisfaction or waiver in writing of the following additional conditions:

(a)                                  The representations and warranties of the Parent Parties contained in this Agreement shall be true and correct, except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties (other than with respect to the last sentence of Section 5.06)) would not have, individually or in the aggregate, a Parent Material Adverse Effect, in each case as of the date of this Agreement and as of Closing as though made on the Closing Date (except to the extent such representations and warranties expressly are made as of a specific date, in which case such representations and warranties shall be true and correct only on and as of such date. In addition, the representations and warranties set forth in Section 5.03(a) and 5.03(b)(i) shall be true and correct in all material respects as of the date of this Agreement and as the Closing as though made on the Closing Date (except to the extent such representations and warranties expressly are made as of a specific date), in which case such representations and warranties shall be true and correct only on and as of such date). The Company shall have delivered to Parent a certificate, dated the date of the REIT Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in this Section 8.03(a).

(b)                                 Parent shall have performed, in all material respects, all material obligations and complied with, in all material respects, its material agreements and covenants to be performed or complied with by it under this Agreement on or prior to the REIT Merger Effective Time, and Parent shall have delivered to the Company a certificate, dated the date of the REIT Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in this Section 8.03(b).

(c)                                  On the Closing Date, there shall not exist a Change arising after the date of this Agreement that, individually or in the aggregate, constitutes a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an officer of Parent, dated the Closing Date, to the foregoing effect.

(d)                                 The Company shall have received a tax opinion of Locke Lord Bissell & Liddell LLP, reasonably satisfactory to the Company, dated as of the Closing Date, in the form attached hereto as Exhibit E (such opinion shall be based upon customary assumptions, exceptions and qualifications, and customary representations made by Parent and its Subsidiaries in an officer’s certificate in the form attached hereto as an exhibit to such tax opinion, which shall have been furnished to and agreed to by counsel to Parent and counsel to the Company), opining that Parent has been organized and operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with Parent’s taxable year ended December 31, 2004 through and including the Closing Date.

ARTICLE IX

TERMINATION AND WAIVER

Section 9.01                                Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the REIT Merger Effective Time, whether before or after the Company Shareholder Approval is obtained, as follows:

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company, if:

(i)                         upon a vote at a duly held meeting (after giving effect to any adjournment or postponement thereof) to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

(ii)                      the REIT Merger Effective Time shall not have occurred on or before 11:59 p.m., Eastern Time, July 31, 2008 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the REIT Merger Effective Time to occur on or before such date;

(iii)                   by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and makes consummation of the Mergers illegal or otherwise prohibits consummation of the Mergers (“Governmental Order”); provided, however, that the terms of this Section 9.01(b)(iii) shall not be available to any party unless such party shall have used commercially reasonable efforts to oppose any such Governmental Order and to have such Governmental Order vacated or made inapplicable to the Mergers;

(c)                                  by Parent, if none of the Parent Parties is in material breach of its obligations under this Agreement, if (i) any of the representations and warranties of the Company Parties herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of the Company Parties of any of their covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Drop Dead Date;

(d)                                 by the Company, if none of the Company Parties is in material breach of its obligations under this Agreement, if (i) any of the representations and warranties of the Parent Parties herein are or become untrue or incorrect such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of the Parent Parties of any of their covenants or agreements herein such that the condition set forth in Section 8.03(b) would be incapable of being satisfied by the Drop Dead Date;

(e)                                  by the Company, if any Company Party enters into an Acquisition Agreement in accordance with, and subject to the terms and conditions of, Section 7.04(d); provided that for the termination of this Agreement pursuant to this Section 9.01(e) to be effective, the Company shall simultaneously pay the Company Termination Fee and the Parent Expenses;

(f)                                    by Parent, prior to receipt of the Company Shareholder Approval, if (i) an Adverse Recommendation Change shall have occurred, (ii) a Company Party enters into an Acquisition Agreement (other than a confidentiality agreement entered into in compliance with Section 7.04(b)), (iii) a tender offer or exchange offer relating to the Company Common Shares and constituting an Acquisition Proposal shall have been commenced by a Third Party and the Company Board shall not have recommended that the Company’s shareholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof (including, for these purposes, by taking no position with respect to the acceptance or rejection of such tender or exchange offer by the Company’s shareholders, which shall constitute a failure to recommend rejection of such tender or exchange offer), (iv) the Company shall have breached in any material respect its obligation under Section 7.02 to call or hold the Company Shareholders’ Meeting, (v) the Company shall have breached in any material respect its obligations under any provision of Section 7.04(a) (other than as permitted in Section 7.04(b) or (d)), (vi) subject to Section 7.04(d), the Company shall have failed to include in the Proxy Statement distributed to shareholders the Company Board Recommendation or (vii) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose any of the foregoing;

(g)                                 by Parent, if none of the Parent Parties is in material breach of its obligations under this Agreement, if the condition set forth in Section 8.01(f) is not satisfied prior to the REIT Merger Effective Time; or

(h)                                 by the Company, if none of the Company Parties is in material breach of its obligations under this Agreement, if the condition set forth in Section 8.01(f) is not satisfied prior to the REIT Merger Effective Time; provided that for the termination of this Agreement pursuant to this Section 9.01(h) to be effective, the Company shall simultaneously pay the Parent Expenses.

The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective representatives, whether prior to or after the execution of this Agreement.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the basis for such termination. If more than one provision in this Section 9.01 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section  9.01 for any such termination. Notwithstanding the foregoing, (i) Parent shall not be entitled to receive more than one Company Termination Fee or more than one payment in respect of the Parent Expenses and shall not be entitled to claim this Agreement was terminated pursuant to more than one provision of this Section 9.01 in determining the amount of payments it is entitled to under Section 9.03 and

(ii) the Company shall not be entitled to receive more than one payment in respect of the Company Expenses and shall not be entitled to claim this Agreement was terminated pursuant to more than one provision of this Section 9.01 in determining the amount of payments it is entitled to under Section 9.03.

Section 9.02                                Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and of no further force or effect and the Mergers shall be abandoned without any further action on the part of any party hereto, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 7.03(b), (Access to Information; Confidentiality), this Section 9.02 (Effect of Termination), Section 9.03 (Fees and Expenses) and Article X (General Provisions) shall survive any such termination; provided, however, that, except as provided in Section 9.03, nothing herein shall relieve any party hereto from liability for any fraud or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.03                                Fees and Expenses.

(a)                                  Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

(b)                                 The Company Parties agree that if:

(i)                         this Agreement shall be terminated pursuant to Section 9.01(e) or, 9.01(f), then the Company will pay (to the extent not previously paid by or at the direction of the Company) to Parent, or as directed by Parent, an amount equal to the Company Termination Fee plus the Parent Expenses; provided that, in either case, the applicable amount shall be paid promptly, but in no event later than two (2) Business Days after such termination in the case of termination pursuant to Section 9.01(f) or, in the case of termination pursuant to Section 9.01(e), simultaneously with such termination;

(ii)                                  (A) prior to the Company Shareholders’ Meeting, any Qualifying Acquisition Proposal is publicly proposed or publicly disclosed and not withdrawn at or prior to the time of, the Company Shareholders’ Meeting, (B) this Agreement is terminated pursuant to Section 9.01(b)(i) or Section 9.01(b)(ii) (and if in the case of a termination pursuant to Section 9.01(b)(ii) the Company Shareholder Approval had not been obtained at the time of termination of this Agreement and Parent did not breach its obligations under Section 7.01 in any material respect) and (C) concurrently with or within twelve (12) months after the date of such termination, any Company Party enters into a definitive agreement with respect to or consummates any Qualifying Acquisition Proposal, then the Company shall, promptly after consummating any such Qualifying Acquisition Proposal (but in no event later than five (5) Business Days following such consummation), pay to Parent the Company Termination Fee plus the Parent Expenses; or

(iii)                   this Agreement shall be terminated pursuant to Section 9.01(b)(i), Section 9.01(c), Section 9.01(g) or Section 9.01(h), then the Company shall pay to Parent, or as directed by Parent, promptly, but in no event later than two (2) Business Days after such termination, an amount equal to the Parent Expenses;

For purposes of this Agreement, (I) the “Company Termination Fee” shall mean an amount equal to $16,000,000 in cash; (II) the “Parent Expenses” shall mean all reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by Parent or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, up to an aggregate maximum amount of $7,500,000; and (III) the “Company Expenses” shall mean all reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, up to an aggregate maximum amount of $7,500,000.

(c)                                  Parent and the Parent Operating Partnership agrees that if this Agreement shall be terminated pursuant to Section 9.01(d), then Parent shall pay to the Company, or as directed by the Company, promptly, but in no event later than two (2) Business Days after such termination, an amount equal to the Company Expenses.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails to pay to Parent any amounts due under this Section 9.03, the Company shall reimburse the costs and expenses (including reasonable legal fees and expenses) in connection with any successful action, including the filing of any lawsuit or other legal action taken to collect payment and shall pay interest thereon at the Prime Rate plus 2% per annum accruing from the date such amount should have been paid until payment thereof.

(e)                                  Notwithstanding anything to the contrary set forth in this Agreement, if Parent fails to pay to the Company any amounts due under this Section 9.03, Parent shall reimburse the costs and expenses (including reasonable legal fees and expenses) in connection with any successful action, including the filing of any lawsuit or other legal action taken to collect payment and shall pay interest thereon at the Prime Rate plus 2% per annum accruing from the date such amount should have been paid until payment thereof.

(f)                                    Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parent Parties hereby expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Company Termination Fee is payable in accordance with Section 9.03(b), the payment of the Company Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which the Parent Parties would otherwise be entitled to assert against any of the Company Parties or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, managers, members, or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Parent Parties. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances where the Company Termination Fee is payable in accordance with Section 9.03(b), the rights to payment under Section 9.03(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for non-payment of the amounts set forth in Section 9.03(b), the Parent Parties hereby agree that, upon any termination of this Agreement in circumstances where the Company Termination Fee is payable in accordance with Section 9.03(b), in no event shall any of the Parent Parties (i) seek to obtain any recovery or judgment against any of the Company Parties or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, managers, members or shareholders or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, specific performance and consequential, indirect or punitive damages.

(g)                                 In the event that Parent is obligated to pay the Company Expenses set forth in Section 9.03(c), Parent shall pay to the Company Operating Partnership from the Company Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Expenses and (ii) the sum of (1) the maximum amount that can be paid to the Company Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 9.03(h) or (B) an opinion from the Company’s outside counsel as described in Section 9.03(h), an amount equal to the Company Expenses less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Company Expenses with an escrow agent selected by Parent and on such terms (subject to Section 9.03(h)) as shall be mutually agreed upon by the Company Operating Partnership, Parent and the escrow agent. The payment or deposit into escrow of the Company Expenses pursuant to Section 9.03(h) shall be made at the time Parent is obligated to pay the Company Operating Partnership such amount pursuant to Section 9.03(c) by wire transfer or bank check.

(h)                                 The escrow agreement shall provide that the Company Expenses in escrow or any portion thereof shall not be released to the Company Operating Partnership unless the escrow agent receives any one or combination of the following:  (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company Operating Partnership of the Company Expenses would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Company as a REIT), in which case the escrow agent shall release the remainder of the Company Expenses to the Company Operating Partnership. Parent agrees to amend Section 9.03(g) and this Section 9.03(h) at the request of the Company in order to (x) maximize the portion of the

Company Expenses that may be distributed to the Company Operating Partnership hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.03(h) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.03(h). The escrow agreement shall also provide that any portion of the Company Expenses held in escrow for five years shall be released by the escrow agent to Parent.

(i)                                     In the event that the Company is obligated to pay the Company Termination Fee and/or the Parent Expenses set forth in Section 9.03(b), the Company shall pay to the Parent Operating Partnership from the Company Termination Fee and/or Parent Expenses (as applicable) deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Termination Fee and/or Parent Expenses (as applicable) and (ii) the sum of (1) the maximum amount that can be paid to the Parent Operating Partnership without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by Parent’s independent certified public accountants, plus (2) in the event Parent receives either (A) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS described in Section 9.03(j) or (B) an opinion from Parent’s outside counsel as described in Section 9.03(j), an amount equal to the Company Termination Fee or the Parent Expenses (as applicable) less the amount payable under clause (1) above. To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Company Termination Fee or Parent Expenses (as applicable) with an escrow agent selected by the Company and on such terms (subject to Section 9.03(j)) as shall be mutually agreed upon by the Parent Operating Partnership, the Company and the escrow agent. The payment or deposit into escrow of the Company Termination Fee or Parent Expenses (as applicable) pursuant to Section 9.03(j) shall be made at the time the Company is obligated to pay the Parent Operating Partnership such amount pursuant to Section 9.03(b) by wire transfer or bank check.

(j)                                     The escrow agreement shall provide that the Company Termination Fee and/or Parent Expenses (as applicable) in escrow or any portion thereof shall not be released to the Parent Operating Partnership unless the escrow agent receives any one or combination of the following:  (i) a letter from Parent’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Parent Operating Partnership without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Parent’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that Parent received a ruling from the IRS holding that the Company Termination Fee or Parent Expenses (as applicable) would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by the Parent Operating Partnership of the Company Termination Fee or Parent Expenses (as applicable) would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Parent as a REIT), in which case the escrow agent shall release the remainder of the Company Termination Fee or Parent Expenses (as applicable) to the Parent Operating Partnership. The Company agrees to amend Section 9.03(i) and this Section 9.03(j) at the request of Parent in order to (x) maximize the portion of the Company Termination Fee or Parent Expenses (as applicable) that may be distributed to the Parent Operating Partnership hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Parent’s chances of securing a favorable ruling described in this Section 9.03(j) or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.03(j). The escrow agreement shall also provide that any portion of the Company Termination Fee or Parent Expenses (as applicable) held in escrow for five years shall be released by the escrow agent to the Company.

Section 9.04                                Waiver. At any time prior to the REIT Merger Effective Time, the Company, on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any obligation or other act of the Parent Parties or the Company Parties, as the case may be, (b) waive any inaccuracy in the representations and warranties of the Parent Parties or the Company Parties, as the case may be, contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the Parent Parties or the Company Parties, as the case may be, or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent, as applicable. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01                          Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Partnership Merger Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Partnership Merger Effective Time, including without limitation, Article III, Sections 7.05, 7.06 and 7.08.

Section 10.02                          Actions of Company Parties and Parent Parties.

(a)                                  The Company and the Company Operating Partnership hereby agree to cause the Delaware Company to fulfill all of its obligations under this Agreement and that the Company and the Company Operating Partnership are jointly and severally liable for the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the Company Parties under this Agreement in accordance with the terms hereof.

(b)                                 Parent and the Parent Operating Partnership hereby agree to cause REIT Merger Sub and Partnership Merger Sub to fulfill all of their obligations under this Agreement and that Parent and the Parent Operating Partnership are jointly and severally liable for the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the Parent Parties under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Partnership Merger Effective Time.

Section 10.03                          Notices. All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile (providing confirmation of transmission) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses listed below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

if to Parent, the Parent Operating Partnership,

REIT Merger Sub or Partnership Merger Sub:

American Campus Communities, Inc.

805 Las Cimas Parkway, Suite 400

Austin, Texas 78746

Facsimile No: (512) 732-2450

Attention: William C. Bayless, Jr.,

President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Locke Lord Bissell & Liddell LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

Facsimile No: (214) 740-8800

Attention: Bryan L. Goolsby, Esq.

Toni Weinstein, Esq.

if to the Company, the Company Operating Partnership or the Delaware Company:

GMH Communities Trust

10 Campus Boulevard

Newtown Square, PA 19073

Facsimile No: (610) 355-8480

Attention: Joseph M. Macchione,

EVP and General Counsel

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Facsimile No: (617) 523-1231

Attention: Gilbert G. Menna, Esq.

Suzanne D. Lecaroz, Esq.

and

Reed Smith LLP

1650 Market Street

Philadelphia, PA 19103

Facsimile No: (215) 851-1420

Attention: Ajay Raju, Esq.

Section 10.04                          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.05                          Amendment. This Agreement may be amended by the parties hereto at any time prior to the REIT Merger Effective Time; provided, however, that, after Company Shareholder Approval, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.06                          Entire Agreement; Assignment. This Agreement, the exhibits and schedules hereto, the Company Confidentiality Agreement and the Parent Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. In the event of a conflict between the provisions of this Agreement and the provisions of Exhibit G or Exhibit I, the provisions of Exhibit G or Exhibit I, as the case may be, shall control. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.07                          Remedies; Specific Performance.

(a)                                  Except as otherwise provided in Section 9.03(f) or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity, and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

(b)                                 The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other parties hereto or to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

Section 10.08                          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the right of the holders of Company Common Shares or LP Units to receive the consideration provided in Article III and the provisions of Section 7.06 (which, in both cases, are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons; provided, however, that at any time prior to the Closing, the Company Parties shall have the sole right to enforce any rights under this Agreement of the holders of Company Common Shares or LP Units, respectively, against any of the Parent Parties).

Section 10.09                          Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts between residents of that State and executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 10.10                          Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11                          Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12                          Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Mergers or the Contemplated Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, the Mergers and the Contemplated Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GMH COMMUNITIES TRUST

By:	/s/ Gary M. Holloway, Sr.
Name: Gary M. Holloway, Sr.
Title: President and Chief Executive Officer

GMH COMMUNITIES, INC.

By:	/s/ Gary M. Holloway, Sr.
Name: Gary M. Holloway, Sr.
Title: President and Chief Executive Officer

GMH COMMUNITIES, LP

By: GMH Communities GP Trust, its
general partner

By:	/s/ Gary M. Holloway, Sr.
Name: Gary M. Holloway, Sr.
Title: President and Chief Executive Officer

AMERICAN CAMPUS COMMUNITIES, INC

By:	/s/ William C. Bayless, Jr.
Name: William C. Bayless, Jr.
Title: President and Chief Executive Officer

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP

By:	/s/ William C. Bayless, Jr.
Name: William C. Bayless, Jr.
Title: President

AMERICAN CAMPUS ACQUISITION LLC

By:	/s/ William C. Bayless, Jr.
Name: William C. Bayless, Jr.
Title: President

AMERICAN CAMPUS ACQUISITION LIMITED PARTNERSHIP

By:	/s/ William C. Bayless, Jr.
Name: William C. Bayless, Jr.
Title: President